UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934, as amended

Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as
permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

Ceragenix Pharmaceuticals, Inc.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
Common Stock

2)	Aggregate number of securities to which transaction applies:
1,000

3)	Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$1,453,298.00

4)	Proposed maximum aggregate value of transaction:
$1,453,298.00

5)	Total fee paid:
$290.66

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No:

	3)	Filing Party:

	4)	Date Filed:

CERAGENIX PHARMACEUTICALS, INC.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Stockholders:

Notice is hereby given that we received the written consent, in lieu of a meeting of stockholders, from the holder of a majority of our outstanding voting stock, approving the sale of one of our wholly-owned subsidiaries, Global Alaska Industries, Inc. (“GAI”). Trans Alaska Holdings, Inc., an Alaska corporation, will purchase all of our interest in GAI. Trans Alaska Holdings will pay $100 cash for the shares of GAI and will assume all of its liabilities. As of September 30, 2005, (the effective date of the transaction) GAI’s liabilities exceeded its assets by 1,453,298. Under Delaware law, the sale of GAI may be deemed to be a sale of substantially all of our assets.

You are encouraged to read the attached Information Statement for further information regarding these actions.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

/s/ Steven S. Porter
Steven S. Porter, Chief Executive Officer

Ceragenix Pharmaceuticals, Inc.

1444 Wazee Street, Suite 210

Denver, Colorado 80202

(720) 946-6440

April 24, 2006

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed or furnished to stockholders on or about May 1, 2006 and the transaction described herein will not close until 20 days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses. We will also, upon request, reimburse brokers, banks and similar organizations for reasonable out-of-pocket expenses incurred in forwarding this Information Statement to their clients.

Introduction

Ceragenix Pharmaceuticals, Inc. acts as a holding company with two subsidiaries: Ceragenix Corporation and Global Alaska Industries, Inc. (“GAI”). On June 23, 2005, our Board of Directors authorized management to pursue the sale of GAI and its wholly-owned operating subsidiary, Alaska Bingo Supply, Inc. (“ABSI”). On September 28, 2005, we entered into a definitive agreement to sell our ownership of GAI, and its wholly-owned subsidiary, ABSI, to Trans Alaska Holdings, Inc., an unaffiliated third party (“Buyer”). On October 3, 2005, Osmotics Corporation, which held approximately 90% of our outstanding voting stock, approved the sale of GAI to the Buyer by written consent in accordance with the requirements of the Delaware General Corporation Law. The action by Osmotics Corporation to approve the sale of GAI was directed by its board of directors. The directors of Osmotics Corporation were Steven Porter, Carl Genberg, Francine Porter, Edward Lewis and Richard Hartigan. Mr. Porter serves as our Chairman and chief executive officer and Mr. Genberg is a senior vice president of our company.

As a result of the agreement, the Buyer will acquire all of the assets and assume all of the liabilities of GAI and its operating subsidiary, ABSI. As of September 30, 2005, the liabilities of ABSI exceeded its assets by $1,453,298. Effective September 30, 2005, the Buyer assumed operational control and responsibility for all liabilities and obligations of GAI and we have no ongoing or contingent interest in the business since that date. We expect to close this transaction on the first business day following the twentieth (20th) day after we mail this Information Statement.

Summary Term Sheet of Stock Purchase Agreement

•                                          In September 2005, we entered into an agreement to sell our interest in one of our two operating subsidiaries, GAI, to an unaffiliated third party. (See pages 19 and 38)

•                                          Under Delaware law, this sale may represent the sale of substantially all of our assets. (See page 20)

•                                          The Buyer is controlled by two of our shareholders who collectively own less than 5% of our common stock. (See page 37)

•                                          As a result of this transaction, we are now exclusively engaged in developing our pharmaceutical technologies. (See pages 4 through 19)

•                                          The Buyer will pay $100 cash and assume all liabilities of GAI which totaled $2,080,472. The liabilities of GAI exceeded the value of its assets by $1,453,298. We will not receive any additional consideration in the transaction. (See page 24)

•                                          As of September 30, 2005, operations of GAI have been and are now being conducted by the Buyer. (See page 24)

•                                          Our Board of Directors has unanimously approved the transaction and our principal shareholder, Osmotics Corporation, who owned approximately 90% of our issued and outstanding shares at the time has approved the transaction by written consent. No further corporate approvals are necessary under Delaware law. (See page 23)

BUSINESS OF CERAGENIX PHARMACEUTICALS, INC.

While the sale of GAI has not closed, effective September 30, 2005, the Buyer assumed all responsibility for conducting its operations and legally assumed responsibility for its obligations. Further, we have made no guarantees related to the transaction and we maintain no continuing involvement in the business. Accordingly, its financial results are no longer consolidated with our financial results and we are now engaged exclusively in the pharmaceutical business through our operating subsidiary, Ceragenix Corporation.

We are a development stage biopharmaceutical company focused on infectious disease and dermatology. We have two base technology platforms each with multiple applications: Ceragenins™ (also known as cationic steroid antibiotics or “CSAs”) and barrier repair (“Barrier Repair”). We believe that the barrier repair platform represents near term revenue opportunities for prescription skin care products to treat a variety of skin disorders all characterized by a disrupted skin barrier. Our Ceragenin™ technology has shown antibiotic, antiviral, anti-fungal and anti-cancer properties in vitro and represents a mid and long-term revenue opportunity both in antimicrobial medical device coating applications and in new prescription antimicrobial drug development.

Our Ceragenin™ technology, licensed from Brigham Young University, covers the composition of matter and use of a broad class of small molecule, positively charged aminosterol compounds that have shown antibiotic, antiviral anti-fungal, and anti-cancer activity. These patented compounds mimic the activity of the naturally occurring antimicrobial peptides that form the body’s innate immune system and several of these candidates are currently in pre-clinical development. Ceragenin™ compounds are electrostatically attracted to bacteria, viruses, and certain lines of cancer that all share in common the presence of negatively-charged phospholipids on their cell membrane surfaces. The compounds are believed to primarily act via induction of apoptosis by rapid depolarization of the cell membranes (tear holes in the cell walls). Unlike most antibiotics which are bacteriastatic (prevents the reproduction of bacteria cells), the Ceragenins™ are bacteriacidal (kills the bacterial cells). Other efforts to duplicate the naturally occurring antimicrobial peptides have proven not to be commercially viable because of the inability to stabilize and cost effectively produce bulk quantities of such compounds. Ceragenins™, however, are neither peptides nor steroids, but rather cationic steroid shaped small molecules that we believe are far simpler, more stable and inexpensive to produce in bulk quantities.

We have also licensed patents from the Regents of the University of California for a barrier repair technology that is a specific combination of ceramides, cholesterol and fatty acids which are able to create a human-like skin barrier and thus provide patients with a more normal skin barrier function. This patented Barrier Repair technology is the invention of Dr. Peter Elias the author of over 400 peer- reviewed journal articles. Dr. Elias is a member of our management team serving as Chief Scientific Officer. We will use this barrier repair technology to formulate two prescription products: EpiCeram® and NeoCeram®.

EpiCeram® is intended for use to treat xerotic skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses, including atopic dermatitis (eczema), allergic contact dermatitis, radiation dermatitis, and xerosis. All of these conditions share in common a defective or incomplete skin barrier and we believe current therapies are viewed as either lacking or in need of improvement. We filed our 510(k) application for EpiCeram® in September 2005 and are awaiting marketing clearance from the FDA. The 510(k) filing is necessary to obtain approval for us to market our first planned product as a medical device. There is no assurance that the FDA will agree with our assessment that the 510(k) application is the appropriate approval process for EpiCeram®. In the event that the FDA determines that the 510(k) application is not appropriate, the approval process for EpiCeram ® would take a number of years and may cost several million dollars. If not cleared as a 510(k), we will be required to conduct certain clinical trials prior to the FDA clearing EpiCeram®. See a more detailed discussion under Regulatory Matters below.

Our second planned product is NeoCeram®, a pediatric barrier repair cream. NeoCeram® is intended for use to reduce excessive water loss through the fragile skin of premature infants. There are over 72,000 infants born prematurely each year in the United States. Infants born prematurely enter the world without fully formed skin barriers. As lung surfactant therapy has pushed back the age of viability to 23 weeks of gestational age, the lack of an adequate skin barrier is now of critical importance to morbidity and mortality in this at-risk population. We believe that by providing the topical equivalent of a skin barrier that these infants will develop more rapidly, be at lower risk for bacterial infections and sepsis and spend less time in the neonatal intensive care unit thereby significantly reducing the costs incurred by the health care system to care for these infants. We plan to file our 510(k) application for NeoCeram® after receiving clearance for EpiCram® as the two products have very similar formulations. Accordingly, we want to ensure that the FDA concurs with our conclusion regarding the 510(k) approval path. In addition, we will likely need to assemble some clinical data in order for the FDA to approve the product. We plan to complete development and to file our 510(k) application with the FDA for NeoCeram® during 2007.

Planned Market and Products

Ceragenin™ Based Products

Ceracide™ Anti-microbial Coatings

Every year, 1 million Americans acquire infections while hospitalized as the result of implantation of medical devices such as urinary catheters, central venous catheters, endotracheal tubes, pacemakers, orthopedic implants and fixator pins. These devices act as focal points for bacterial adhesion, growth and infection. Certain of these infections become lethal resulting in over 50,000 deaths each year while non-lethal infections prolong hospital stays, complicate recoveries and increase costs. It has been estimated that the cost of treating medical-device related infections may run into the billions of dollars annually.

Medical device related infections are becoming of even greater concern in recent years as a result of the development of an increased number of multiple drug resistant bacterial strains particularly in the hospital setting, which are proving increasingly difficult to safely and successfully treat. Nearly every implantable medical device is susceptible to infections by a variety of pathogens, with implantable devices estimated to account for up to 45% of nosocomial infections. Depending on the length of time a medical device is present in the body, the likelihood for a biofilm related infection increases, and biofilm based infections typically require dramatically higher antibiotic concentrations to treat. For example, it has been estimated that up to 90% of bloodstream infections in the hospital setting are related to the use of some type of intravascular medical device. While many factors contribute to the medical device related infection rate, including health care worker hand washing and training procedures, sterilization protocols, prophylactic use of antibiotics, etc., the development of antimicrobial coatings for medical devices aimed at helping to prevent the development of device-related infections is an area of growing interest in which current antimicrobial coatings are extremely limited and in general do not provide very effective long-lasting antimicrobial protection.

Medical device markets are large and have significant unmet needs for infection protection. For example, each of the following segments of the medical device market has annual sales in the $1B+ range and has also been reported to have infection rates in the 1% to 30% range:  urinary catheters, central venous catheters, dental implants, fracture fixation (including fixator pins and orthopedic implants), pacemakers, and mammary implants. There are a variety of additional attractive market segments with unmet anti-microbial coating needs including segments such as endotrachael tubes, antimicrobial medical sponges, and wound dressings The opportunity for introduction of a new generation antimicrobial coating which is safe and effective and provides longer lasting protection than available product offerings is believed to be large. There may be additional potential applications for long-lasting antimicrobial coatings beyond the area of medical devices which could have promise as well – including antimicrobial coatings for hospital related equipment and furnishings, etc., and certain of these applications may be explored as well.

In connection with our medical device coating development, in February 2006, we entered into contract research and development agreement (“CRADA”) with the Centers for Disease Control (“CDC”). The goal of the CRADA is to a) provide an experimental method for evaluating the potential of a CSA-13 coating to prevent biofilm formation by methicillin resistant Staphylococcus aureus and Pseudomonas aeruginsoa, and b) use this method to evaluate CSA-13 against biofilms, and c) document the results of this study by publishing a manuscript in a scientific journal. The CDC has developed an in vitro model system to evaluate the effect of various treatment strategies against biofilms which will be utilized in this testing. All experimental work will be conducted in triplicate at Brigham Young University. We expect to complete this testing by September 2006.

Ceragenin™ Topical, Systemic and Inhaled Drug Opportunities

The need for additional antibiotics and anti-infective drugs which can be safe and effective against the emerging strains of multiple drug resistant infections is well acknowledged by all the leading authorities in this field. In addition to a need for new antibiotics, there is also a need for improved anti-fungals, anti-virals, as well as antimicrobials effective against potential bio-terrorism threats such as anthrax, etc. We believe, based on early preclinical in-vitro testing, that certain Ceragenin™ compounds show promise as being effective against a wide range of infectious agents – ranging from multiple drug resistant bacteria, to viral infectious agents, fungal infections, and certain bio-terrorism agents. While the anti-infective prescription drug market totals tens of billions of dollars annually on a worldwide basis, the next steps for us are to determine which infectious disease market applications and which forms of administration may prove feasible and promising to pursue. A wide range of pre-clinical tests are being initiated to address this question. If one or more Ceragenin™ compounds meet all the criteria for a drug development candidate in any of these market segments (e.g., anti-bacterial, anti-fungal, anti-viral, or anti-bioterrorism agent), the potential market opportunities will likely be quite large. Even in the area of topical antimicrobials, the market potential in the U.S. alone is substantial, with current topical anti-infective products selling well over $1B/annually.

Given the broad range of applications of the Ceragenin™ technology we believe that the regulatory approval path will be dependent upon the application. Accordingly, depending upon the application, we believe that we will be seeking marketing clearance under 510(k), PMA and NDA. Unless an application is approved under 510(k), we will be required to conduct additional in vitro and in vivo tests, including in some cases human clinical trials, before we can generate revenue. Please see a more detailed discussion of the process and requirements of each approval path under Regulatory Matters set forth below.

Barrier Repair Products

EpiCeram®

Atopic Dermatitis

Commonly known as eczema, it is estimated that 15 million Americans suffer from this disease. It is the leading skin disease of childhood and 65% of those affected show clinical symptoms by 6 months of age. The skin becomes extremely itchy and inflamed, causing redness, swelling, cracking and scaling. The skin can become so severely irritated, patients often scratch themselves until they bleed, leading to a secondary infection. Histological analysis of the skin of persons with eczema reveals a global deficiency in epidermal lipids (ceramides, cholesterol and essential fatty acids) with a marked deficiency of ceramides. This lack of epidermal lipids leads to a defective skin barrier as these are the ingredients that form the lipid bilayers critical to maintaining healthy skin. Normalizing the barrier is the key to successful treatment. Dr. Elias’s work has shown that topical application of an optimal molar ration of these epidermal lipids can correct the skin barrier abnormality. We believe that EpiCeram® will greatly reduce skin irritation, quickly reduce itch, and help to restore a more normal skin barrier than possible with currently available products. While there are multiple products and treatments for eczema, we also have the advantage of not being an immune system suppressant or steroid, both of which have well recognized undesirable side effects. Immunomodulator drugs used for treating atopic dermatitis recently received a black box safety warning from the FDA which is resulting in decreased usage of these products which were estimated to have sales of over $0.5B in 2004. The current market size for atopic dermatitis treatments is believed to approach $1B annually in the U.S. alone.

Irritant Contact Dermatitis

The irritant contact dermatitis market includes medical conditions precipitated by a variety of factors including various allergens, chemicals, harsh soaps/detergents, etc. in combination with a patient’s skin type and immunological status. Irritant contact dermatitis is a skin dermatosis in which allergic agents trigger the immune system or sustain the pathophysiology of this skin disease. Often various types of patients with chronic occupational dermatitis and hand eczemas may be included within this general category of skin dermatoses. While the precipitating factors may vary, a common element of this medical condition is a barrier dysfunction in which either the original lack or acquired lack of sufficient barrier function results in a variety of dermatitis type symptoms. Many of the same types of prescription and non-prescription products are utilized in treating irritant contact dermatitis and this market is believed to be of significant size relative to the atopic dermatitis market discussed previously.

Radiation Dermatitis

It is estimated that 700,000 patients a year develop some degree of radiation dermatitis in the U.S. as the result of radiation therapy. It is an acute phenomenon that correlates with the disruption of the skin’s barrier function. The result is an increase in the risk of infection, discomfort and pain, which in some cases may necessitate the interruption of treatment to allow for healing. This can compromise the final outcome of cancer therapy. We believe that there is no current effective treatment for radiation dermatitis. We believe that EpiCeram® may reduce the incidence and severity of radiation dermatitis and may represent an important new paradigm for therapy for patients by more rapidly restoring a more normal skin barrier function.

Skin Conditions

A wide variety of additional xerotic (dry) skin conditions may prove responsive to EpiCeram® therapy. One of these conditions, pruitius associated with End Stage Renal Disease, is estimated to be common among the estimated 400,000 Americans a year who undergo treatment at hemodialysis centers for End Stage Renal Disease. This patient population is growing rapidly (as the baby boomers age) and is expected to reach 600,000 by 2010. It is estimated that as many as 70% of these patients suffer from a severe itch (also known as pruritus). The prevalence of itch increases with deteriorating renal function but does not improve significantly with dialysis. The pruritus is independent of the duration of dialysis or cause of renal failure. Recent research has shown a direct correlation between poor skin barrier function and severe itch. Based on this research, we believe that use of EpiCeram® will repair the defective skin barriers, improve skin texture and reduce itch. We do not believe there is a current effective treatment for this condition.

Should our 510(k) application be approved by the FDA, we will be able to market EpiCeram® for all of the indications listed above. However, there is no assurance that the FDA will agree with our assessment that 510(k) is the appropriate approval path for EpiCeram®. As discussed below under Regulatory Matters, the FDA may determine that EpiCeram® is a medical device but not substantially equivalent to previously approved devices or it is a new drug. In either case, we would be subject to a more lengthy, expensive approval process that could take several years and cost several million dollars.

NeoCeram®

It is estimated that 72,000 infants a year are born in the U.S under 32 weeks of gestational age. Infants under 32 weeks lack a fully developed skin barrier. Pre-term infants spend an average of 56 days in the neonatal intensive care unit (“NICU”) at a cost of $2,500 per day to the hospitals. Total costs for NICU care of premature infants in the United States is in excess of $11 billion annually. The lack of a fully formed barrier increases the risk of infections (sepsis) and other medical complications due to excessive transepidermal water loss. Pre-term infants who develop sepsis (25%) spend an additional 19 days in the NICU. NICUs receive capitated payments for treating premature infants so any reduction in the length of stay positively affects the institution’s profitability. At present, the standard of care for such infants is to place them in a warmer in a high humidity environment. We believe that if the data shows a significant benefit in the use of NeoCeram® (for example, reduction of length of stay in the NICU or reduction of bacterial infections), then there is the possibility of rapid adoption by the 600 neonatologists in the United States.

As discussed below under Regulatory Matters, in order to receive marketing clearance under 510(k), we must demonstrate that the FDA has approved products that are substantially equivalent to EpiCeram® and NeoCeram®. Our 510(k) filing refers to several products of similar formulaic composition that have been approved by the FDA under 510(k). What differentiates EpiCeram® and NeoCeram® from these other products is the specific molecular ratio of the three active ingredients which is protected under our licensed patents. We believe it is this specific molecular ratio that contributes to EpiCeram® and NeoCeram® being expected to be shown to be more effective than other competitive products in normalizing the skin barrier.

Regulatory Matters

The pharmaceutical industry is subject to regulation by the FDA under the Food, Drug and Cosmetic Act, by the states under state food and drug laws, and by similar agencies outside the United States. In order to clinically test, manufacture, and market products for therapeutic use, we generally must satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. We may spend a significant amount of money to obtain FDA and other regulatory approvals, which may never be granted. We cannot sell any of our planned products if we do not obtain and maintain government approvals.

Federal, state and international regulatory bodies govern or influence among other things, warning letters, fines injunctions, penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of approval, and criminal prosecution. Accordingly, initial and ongoing regulation by governmental entities in the United States and other countries is a significant factor in the production and marketing of any pharmaceutical products that we may develop.

We expect that all of our prescription pharmaceutical products will require regulatory approval by governmental agencies before we can commercialize them. The nature and extent of the review process for our potential products will vary depending on the regulatory categorization of particular products. Prescription products can be cleared as either medical devices or new drugs. The clearance process for medical devices is typically shorter and less expensive than for a new drug. Within the medical device category, there are two approval paths; 510(k) or pre-market approval (“PMA”). Typically, the 510(k) path is shorter and less expensive than the PMA. The 510(k) process is an abbreviated approval process. Typically, a 510(k) process does not require clinical studies.

New drug approval generally consists of the following process:

•                   Preclinical Testing. Generally, a company must conduct preclinical studies before it can obtain FDA approval for a new drug. The basic purpose of the preclinical investigation is to gather enough evidence on the potential new agent through laboratory experimentation and animal testing, to determine if it is reasonably safe to begin preliminary trials in humans. The sponsor of these studies submits the results to the FDA as part of an investigational new drug application (“IND”), which the FDA must review before human clinical trials can start. It generally takes one year to file an IND.

•                  Clinical Trials. Clinical trials are normally done in three distinct phases and generally take two to five years. Phase I trials generally involve administration of a product to a small number of patients to determine safety, tolerance and the metabolic and pharmacologic actions of the agent in humans and the side effects associated with increasing doses. Phase II trials generally involve administration of a product to a larger group of patients with a particular disease to obtain evidence of the agent’s effectiveness against the targeted disease, to further explore risk and side effect issues, and to confirm preliminary data regarding optimal dosage ranges. Phase III trials involve more patients, and often more locations and clinical investigators than the earlier trials. At least one such trial is required for FDA approval to market a branded, or non-generic, drug.

The rate of completion of our clinical trials will depend upon, among other factors, the rate at which patients enroll in the study. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study, and the sometimes seasonal nature of certain conditions. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on our business. In addition, side effects or adverse events that are reported during clinical trials can delay, impede, or prevent marketing approval.

•                  Regulatory Submissions. The Food, Drug and Cosmetic Act outlines the process by which a company can request approval to commercialize a new product. After clinical trials of a new product are completed, we must file an NDA with the FDA. The FDA can take between one and two years to review an NDA, and can take longer if significant questions arise during the review process. In addition, if there are changes in FDA policy while we are in product development, we may encounter delays or rejections that we did not anticipate when we submitted the NDA for that product. We may not obtain regulatory approval for any products that we develop, even after committing such time and expenditures to the process. Even if regulatory approval of a product is granted, it may entail limitations on the indicated uses for which the product may be marketed.

Our products will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing and market approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement are similar, but not identical, to FDA requirements, and they vary widely from country to country.

Product development and approval within this regulatory framework, and subsequent compliance with appropriate federal and foreign statutes and regulations, takes a number of years and involves the expenditure of substantial resources.

The FDA determines whether a product is a drug or device based on its primary mode of action. If a product is determined to be a device, in order to qualify for the 510(k) process, it must be demonstrated that the product is substantially equivalent to a previously approved device. If a product is determined to be a device, but not substantially equivalent to a previously approved device, then it would be subject to the PMA. A PMA application requires clinical studies and the approval time is longer (typically several years from filing).

We submitted our 510(k) application for EpiCeram® with the FDA in September 2005. This represents the second 510(k) submission we have made for EpiCeram®. We withdrew our previous submission in June 2005 as a result of informal conversations with the FDA. Based on those conversations, we removed certain botanical antioxidants from the formulation of EpiCeram® as we believed the presence of those ingredients was causing concern to the FDA and would subject us to a more lengthy and costly approval path. Consequently, our most recent submission represents a reformulated version of EpiCeram® and one we believe mitigates the FDA’s previous concerns. On November 22, 2005, we received a comment letter from the FDA requesting clarification and/or additional information related to our submission. We filed our response on January 16, 2006. We expect to receive an FDA response by the end of April 2006.

We believe that EpiCeram® is a device based on its primary mode of action. We also believe there are several previously approved devices which are substantially equivalent to EpiCeram®. Accordingly, we believe that the 510(k) application is the appropriate path for approval. However, there is no assurance that the FDA will reach the same conclusion. We have not received any indication from the FDA as to whether they agree with our conclusion that EpiCeram® is substantially equivalent to other previously approved devices.

We believe that the appropriate approval path for Ceracide™ will be as a medical device. Accordingly, depending upon the application, we will seek both 510(k) and PMA clearances. We base this on the guidelines published by the FDA as well as the approval paths followed by other antimicrobial coatings. However, there is no assurance that the FDA will agree with our conclusion. Systemic, topical and inhaled applications of the Ceragenins™ will be considered new drugs by the FDA and require the submission of an IND and NDA.

Manufacturing. The FDA regulates and inspects equipment, facilities, and processes used in the manufacturing of pharmaceutical products before providing approval to market a product. If after receiving clearance from the FDA, we make a material change in manufacturing equipment, location, or process, we may have to undergo additional regulatory review. We must apply to the FDA to change the manufacturer we use to produce any of our products. We and our contract manufacturers must adhere to cGMP and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect equipment, facilities, and processes after the initial approval. If, as a result of these inspections, the FDA determines that our (or our contract manufacturers’) equipment, facilities, or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek sanctions and/or remedies against us, including suspension of our manufacturing operations. If approved, we do not plan on manufacturing any of our products using in-house facilities. Rather, we will outsource the manufacturing to experienced contractors with approved, cGMP facilities.

Post-Approval Regulation. The FDA continues to review marketed products even after granting regulatory clearances, and if previously unknown problems are discovered or if we fail to comply with the applicable regulatory requirements, the FDA may restrict the marketing of a product or impose the withdrawal of the product from the market, recalls, seizures, injunctions or criminal sanctions. In its regulation of advertising, the FDA from time to time issues correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices.

Pharmacy Boards. We will be required in most states to be licensed with the state pharmacy board as either a manufacturer, wholesaler, or wholesale distributor. Many of the states allow exemptions from licensure if our products are distributed through a licensed wholesale distributor. The regulations of each state are different, and if we become licensed in one state thatwill not authorize us to sell our products in other states. Accordingly, we will have to undertake an annual review of our license status to ensure compliance with the state pharmacy board requirements. We are currently not licensed with any state pharmacy board.

Fraud and Abuse Regulations. We are subject to various federal and state laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. The Office of Inspector General, or OIG, of the U.S. Department of Health and Human Services has provided guidance that outlines several considerations for pharmaceutical manufacturers to be aware of in the context of marketing and promotion of products reimbursable by the federal health care programs. Effective July 1, 2005, pursuant to a new California law, all pharmaceutical companies doing business in California will be required to certify that they are in compliance with the OIG guidance.

The federal anti-kickback statute places constraints on business activities in the health care sector that are common business activities in other industries, including sales, marketing, discounting, and purchase relations. Practices that may be common or longstanding in other businesses are not necessarily acceptable or lawful when soliciting federal health care program business. Specifically, anti-kickback laws make it illegal for a prescription drug manufacturer to solicit or to offer or pay anything of value for patient referrals, or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease or ordering of, any item or service that is reimbursable in whole or part by a federal health care program, including the purchase or prescription of a particular drug. The federal government has published regulations that identify “safe harbors” or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We will seek to comply with the safe harbors where possible.

False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our planned activities relating to the sale and marketing of our products may be subject to scrutiny under these laws.

Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

Competition

Ceragenins™

The pharmaceutical industry is highly competitive and includes a number of established, large and mid-sized companies, as well as smaller emerging companies, whose activities are directly focused on our target markets and areas of expertise. Nearly all of these companies have far greater financial and human resources than we do as well as more experienced management teams. If approved, our prescription drug candidates will compete with a large number of antibiotic, anti-fungal and anti-viral prescription drugs. We expect to compete primarily on the efficacy and safety of our planned products, assuming that one or more of our preclinical new drug candidates is able to successfully complete development as a new topical or systemic antimicrobial drug therapy. However, new developments, including the development of other drug technologies and methods of preventing the incidence of disease, occur in the pharmaceutical industry at a rapid pace. These developments may render our product candidates or technologies obsolete or noncompetitive. While the initial in-vitro data generated against a wide variety of infectious agents appears to be promising for selected Ceragenin™ candidates, it is still too early in the development process to be able to assess the likelihood for successful pre-clinical and clinical development of these compounds. Many companies are developing or have recently developed new antibiotic therapies, including Cubist Pharmaceuticals, Inhibitex, Wyeth and others. In addition, several companies are working to commercialize antimicrobial peptides or their analogs as either prescription drugs or antimicrobial coatings, including Polymedix, Helix Biomedical, Demegen and others.

We expect our Ceracide™  coatings to compete primarily with other anti-infective coating technologies designed to reduce the infection rates. For example, in the urinary and central venous catheter medical device markets, competitive product offerings would include the following products. Competitive products from C.R.Bard such as Bardex IC Foley Catheters with Bacti-Guard® silver and hydrogel coating, Bardex® IC Catheters with a silver hydrogel coating, and Lubri-Sil® Foley Catheter line of silicone cathethers with an antimicrobial and hydrogel coating. Competitive entries from The Kendall Company include their DOVER® 100% Silicone Foley Catheters as well as their DOVER Silver catheters which incorporates OMNION® silver ion technology coupled with a hydrogel coating. Competitive entries from Rochester Medical include their RELEASE-NF® Catheter line which has a nitrofurazone coating. Competitive offerings from Arrow International Inc. include their Gard I and Gard II coatings containing chlorhexidine + silver sulfadiazine. Competitive offerings from Cook Critical Care include their SPECTRUM® line of antimicrobial polyurethane catheters containing minocycline and rifampin. Competitive products from Johnson & Johnson Wound Management Division of ETHICON include its BIOPATCH® antimicrobial dressings coated with chlorhexidine gluconate. The omiganan pentahydrochloride gel under development by Cadence Pharmaceuticals as well as a variety of other new antibiotic or antimicrobial coating based products which may be under development at other firms could also become future competitors. While we expect to compete based primarily on the greater spectrum of efficacy against infectious agents and longer duration of activity, it is too early to know whether the Ceracide™ coatings under development will be able to be approved for use in target medical device segments of greatest interest and unmet medical needs.

Barrier Repair

We expect to compete on, among other things, the efficacy of our products, the reduction in adverse side effects experienced when compared with certain current therapies, and more desirable patient treatment regimens. Competing successfully will depend on our ability to demonstrate efficacy of our products through clinical trials, our ability to convince opinion leaders and prescribing physicians of the advantages of our products, and having sufficient financial resources to adequately market our products. In addition, our ability to compete may be affected by our ability to obtain reimbursement from third-party payors. If cleared as a 510 (k) medical device, we would be limited as to the type of claims initially associated with the promotion of EpiCeram® until such time as additional clinical trials have been concluded supporting broader claims – whose outcomes cannot yet be certain.

Although we believe that our product candidates will have favorable features for the treatment of their intended indications, existing treatments or treatments currently under clinical development that also receive regulatory approval may possess advantages in competing for market share.

If approved, our first product, EpiCeram®, will be indicated for use to treat xerotic skin conditions and to manage and relieve the burning and itching associated with various types of dermatoses, including atopic dermatitis, irritant contact dermatitis, radiation dermatitis, and xerosis. Accordingly, it will compete with well established products such as Elidel® from Novartis AG, Protopic® from Fujisawa, Atopiclair® from Sinclair Pharmaceuticals, MimyX® from Steifel Laboratories as well as a variety of topical steroids and skin emollients. We believe that EpiCeram® will be very competitive in the market to children under the age of two years with symptoms of eczema (atopic dermatitis), as a result of the limitations established by the FDA for prescribing steroids and immunosupressants to children in this age category.

Intellectual Property

License Agreement with the Regents of the University of California

We have an exclusive license agreement with the Regents of the University of California (the “Regents”) for barrier repair technology dated June 28, 2000. In connection with the Merger, Ceragenix Corporation was substituted in place of Osmotics Corporation (“Osmotics”) as the licensee under the agreement. The license agreement provides for the world-wide exclusive rights to commercially develop, use and sell therapeutic and cosmetic applications for the barrier repair technology. Under the terms of a Technology Transfer Agreement with Osmotics, we have agreed that Osmotics will retain the license rights for all non-prescription applications. The rights of Ceragenix Corporation under the license agreement are subject to a non-exclusive, irrevocable, royalty-free license to the U.S. Government with the power to grant a license for all governmental purposes. Unless terminated earlier by Ceragenix Corporation for any reason or by the Regents due to Ceragenix Corporation’s breach, the license agreement continues until the date of the date of expiration of the last-to-expire patent licensed under this agreement (2014).

We are obligated to pay the Regents, on an annual basis, the greater of $50,000 or five percent of net sales (as defined in the agreement) of products derived from the barrier repair technology. In addition, the agreement requires us to reimburse the Regents for legal costs associated with patent protection and expansion. Ceragenix Corporation plans on entering into a sublicense agreement with Osmotics to formalize the arrangement agreed to in the Technology Transfer Agreement. We expect that the sublicense agreement will call for Osmotics Corporation to reimburse us for the greater of one-half of the annual license fee (if the minimum fee) or 100% of any royalties resulting from Osmotics product sales or royalties owed under a sub-license Osmotics has with a third party.

License Agreement with the Brigham Young University

We have an exclusive a license agreement with Brigham Young University for the intellectual property rights to CSA technology dated May 1, 2004. In connection with the Merger, Osmotics was removed as a co-licensee and Ceragenix Corporation is now the sole licensee under the agreement. The license agreement provides for the world-wide exclusive rights to develop, use and sell all applications based on the CSA technology for the first 24 months of the agreement. After the first 24 months, the exclusive license extends only to those applications for which we have conducted research or engaged in substantial commercialization efforts, including research or commercialization by strategic partners and sublicensees. To date, we have conducted research related to the CSA technology for use as an antibiotic, antiviral agent, anticancer agent and antifungal agent. We believe such research meets the application definition to preserve exclusivity under the agreement. Our rights under the license agreement are subject to the right of Brigham Young University and the Church of Jesus Christ of Latter-day Saints and the Church

Education System to use the technology for continuing research and non-commercial academic and ecclesiastical uses without cost..

We are obligated to pay Brigham Young University an annual maintenance fee of $50,000 until such time that we obtain governmental approval for a product based on the technology. Once we obtain governmental approval, we will be obligated to pay the greater of a minimum royalty payment or 5% of adjusted gross sales (as defined in the agreement). Minimum royalty payments are $100,000 for the first year after governmental approval, $200,000 after the second year and $300,000 for each year thereafter. Further, we are obligated to pay Brigham Young University annual research and development support fees of $90,000.

We are required to submit an Investigational New Drug Application to the FDA within 36 months of the effective date of the agreement, as amended. In addition, we must have at least one product based on the technology available for commercial sale before January 1, 2008. If we fail to meet the deadlines for FDA application or commercial sale, Brigham Young has the right to terminate the agreement. Unless terminated earlier by Brigham Young University, the license agreement terminates on the date of expiration of the last valid claim of any patent included in the technology.

Legal Proceedings

We are not currently involved in any legal proceedings.

Description of Property

We are located at 1444 Wazee Street, Suite 210, Denver, Colorado 80202. Our telephone number is (720) 946-6440. We currently utilize office space provided by Osmotics Corporation, our largest shareholder, pursuant to a shared services agreement under which we pay Osmotics Corporation $5,000 per month for office space and certain administrative services. The shared services agreement expires on December 31, 2006.

We believe that our facility is adequate for its intended purpose and we do not plan any significant investment in additional facilities during the next year.

DESCRIPTION OF BUSINESS OF ALASKA BUSINESS SUPPLY, INC.

Overview

Alaska Bingo Supply, Inc. (“ABSI”) is engaged in the distribution of a full line of products, supplies, and equipment utilized by licensed gaming organizations in the State of Alaska. Gaming in Alaska is limited to qualified organizations (primarily non-profit groups and municipalities) that operate bingo and pull-tab games for fund raising purposes. ABSI has operated as a licensed supplier to these organizations since 1979. ABSI also engages in the sale and service of Automated Teller Machines (ATMs).

Since we executed the definitive Stock Purchase Agreement with Trans Alaska Industries, Inc. (“Trans Alaska”) effective September 30, 2005 the business of ABSI has been under the control of Trans Alaska. Their principal executive offices are located in Boulder, Colorado at 5455 Spine Road, Suite C, Boulder, Colorado  80301. Their telephone number at that address is

(303) 527-2903; their facsimile number is (303) 527-2916. In addition, ABSI maintains an office and warehouse in Anchorage, Alaska located at 3707 Woodland Drive, #3, Anchorage, Alaska  99517. Its telephone number at that address is (907) 243-7003.

The terms “we”, “us” and “our” when used in this section refer to ABSI.

Gaming in Alaska

Charitable bingo and pull-tabs are currently the sole form of legalized gaming in Alaska. The use of the term charitable gaming is somewhat misleading as Alaska’s gaming programs allow many different types of organizations to participate, including municipalities, civic leagues, fraternal orders, veteran groups, labor organizations, trade groups, and political parties. All of those organizations qualify even though they are not considered charities by the Internal Revenue Service. Alaska statutes only require that a qualified organization operate without profit to its members and that it exist continually for a period of three years immediately before applying for a license.

There are extensive laws and regulations governing the financial aspects of gaming. Minimum standards have been established regarding payments to the qualified organizations. In general, bingo operations must provide 10% of their gross income to the permittees and pull-tab operations must provide 30% of their adjusted gross proceeds to the permittees.

There are a number of different types of gaming businesses and non-profit organizations that conduct gaming activities in Alaska. The following terms are used extensively in the various statutes and regulations:

•                                          A multiple-beneficiary permit (MBP) allows two to six municipalities or qualified organizations or a combination of two to six municipalities or qualified organizations to jointly conduct gaming activities.

•                                          An operator is either a natural person or a municipality or qualified organization that has obtained a license to conduct gaming activities on behalf of a permittee.

•                                          A permittee is a municipality or a qualified organization that holds a valid permit to conduct gaming activities.

•                                          A vendor is a business that holds a qualifying beverage dispensary or package store license that sells pull-tabs on behalf of a permittee.

Substantially all of our customers can be classified into one of these categories.

Under Alaska regulations, bingo is defined as a game of chance of, and restricted to, the selling of rights to a participant, and the awarding of prizes, in the specific kind of game of chance sometimes known as bingo or lotto, played with cards bearing numbers or other designations, five or more in one line, the holder covering numbers when objects similarly numbered are drawn from a receptacle, and the game being won by the person who first covers a previously designated arrangement of numbers on the card. The state of Alaska limits the amount of any single prize in the game of bingo to $1,000 and limits the total payout for any one session of bingo to $4,000. A bingo session is run for a specific charity and does not exceed four hours in any one day.

A “pull-tab”, also known as Cherry Bells, Pickles, Pop-Opens, and card board slot machines, is defined as a game of chance where a card, the face of which is covered to conceal numbers, symbols, or set of symbols, is purchased by the participants and where a prize is awarded for a card containing certain numbers or symbols designated in advance at random. Pull-tabs are sold in denominations ranging from $0.50 to $2.00 per pull-tab.

Pull-tabs are sold in a Bingo hall, a bar, or a rippie store (a store or designated area designed specifically for the sale of pull-tabs). They are displayed in glass or plastic containers that prevents the customer from touching the pull-tabs. The customer purchases the tabs from a pull-tab clerk who hands the pull-tabs to the customer. After the customer plays the tabs by uncovering the symbols or numbers, winning tabs are returned to the clerk for redemption.

The pull-tab games are designed to ensure profitability to the permittee. The only risk on the game is human error or theft. Because of the large amount of human intervention and the inherent short-term nature of the employee, these are both large factors and a severe risk. The pull-tab manufacturers attempt to limit human error by printing a “Win Code” on the winning tabs. The win code is a simple way to tell the clerk how much money is due to the customer.

If an operator limits or eliminates the risks, the rewards are guaranteed. The pull-tabs are designed to yield a certain gross profit, and if they are sold, the operator will profit from the sale.

In the state of Alaska, a municipality or any other organization that is qualified to benefit from the proceeds of charitable gaming activities (bingo or pull-tabs) is called a “permittee.”  A permittee may operate a gaming establishment or join with up to five other permittees and obtain a Multiple Beneficiary Permit (MBP). The MBP selects a Member in Charge (Manager) to oversee the activities and management of a bingo parlor.

The individual permittee has an alternate method of deriving benefit from charitable gaming through an “Operator.”  An operator is a natural person licensed by the State of Alaska to conduct gaming activities on behalf of permittees. The operator will own or lease a bingo parlor and operate it on behalf of two to six permittees. In these arrangements, the permittees have no direct oversight or management responsibilities. They are, however, responsible for filing periodic reports with the State of Alaska.

Pull-tabs may also be sold by a qualifying beverage dispensary, bar, tavern, or package liquor store. The organization holds a “Vendor” license under the charitable gaming laws of Alaska. Distributors may not sell pull-tabs directly to a vendor, but must go through the permittee who is to receive 70% of the ideal net income value of the game upon delivery of the pull-tabs. A permittee may have up to six qualified vendors selling pull-tabs for the benefit of that permittee.

The State of Alaska also allows stores to specialize only in the sale of pull-tabs. No alcoholic beverages are served in these stores and they also hold vendor licenses. The special stores are commonly known as rippie stores.

Our Sources of Income

ABSI has three categories of income:

•                                          the sale of material and equipment to fully operate a bingo hall.

•                                          the sale of pull-tabs to any qualified permittee that would include bingo halls, bars, and specialized rippie stores.

•                                          income from the sale and service of ATM machines

It is our intent to focus on these areas and attempt to increase our market share in each of the aforementioned income sources. We will also seek out other products that could be distributed in the geographic area served by ABSI. At this time we do not have any specific products identified that fit this objective.

Bingo Products. We supply the bingo halls with bingo paper, daubers to mark the paper, miscellaneous novelty items, and a range of equipment to operate a bingo hall. Approximately 22% of total revenue is produced by bingo products.

Bingo paper constitutes of paper that is separated into a color sequence and the number of cards (faces) on a sheet. A sheet with six faces would be called a “six on”, a sheet with nine faces on a sheet would be a “nine on” and so on. The paper is then further divided by the color and direction of the faces on a sheet. If the faces run vertically on a sheet the game is called vertical and conversely if the faces run horizontally on a sheet it is called horizontal. This is simply a bingo hall preference. Finally, the sheets are separated by color. Each time a game changes at a bingo parlor, the color of the sheet that is used is changed. Each hall has a different order of the games that are being played and thus a different color sequence that they are following.

We supply the halls with booklets that contain one sheet for every game being played. If the hall were running ten separate games in a session then the booklet would have ten separate colors on ten separate pages.

The number of faces on a sheet is simply determined by supply and demand. If the majority of the customers are requesting to play six different faces each game then the bingo hall would order paper with six different faces on a sheet.

Combining the number of faces with the number of color available results in a multitude of products. We carry over 240 different combinations of colors and number of faces. However, about 40% of our bingo paper revenue is produced by five stock keeping units.

We also make custom paper booklets for twenty different bingo halls in the state. These booklets are customized with logos, colors, combinations, and special options such that the bingo hall can sell a product unique to their location. Our custom booklet sales agreements require the bingo hall to purchase all of the booklets produced for them.

Pull-tabs and Coin-Boards. The category of pull-tabs and coin-boards constitute 57% of the total revenue of ABSI. While we carry over 400 different kinds of pull-tabs, approximately 90 stock keeping units account for 80% of our company’s sales in the pull-tab and coin-board category. Most of the products are non-proprietary and are carried by our competitors. We have some products that were designed exclusively for us. We have fifteen exclusive pull-tab designs that we carry in inventory. Although there are some sales advantages to exclusive products, there are also some disadvantages. First, the constantly changing popularity of individual pull-tabs represents a risk of obsolescence. Secondly, we are required to purchase large quantities of exclusive products. This inflates our inventory and often requires many months to sell.

Facilities Management. Until December 31, 2003 we derived revenues from providing premises and equipment to bingo halls operated by third parties. Under prevailing market conditions, we were able to provide these facilities for more than our cost under the primary lease.

The State of Alaska’s Department of Revenue Gaming Group adopted changes in the gaming regulations that prohibit distributors from providing turnkey facility management services to bingo hall operators. Some of the facility management services previously provided by Alaska Bingo Supply, Inc. were prohibited by the new regulations. Effective January 1, 2004 we assigned our interests in various leases and related contracts to a private non-affiliated party. The contracts that we assigned had previously provided annual revenues approximating $516,000. We also assigned our rights and obligations under the primary lease to the same private party. The sales contract requires the purchaser to make monthly payments to us that approximate $236,000 annually. We remain contingently liable as the guarantor under the terms of the underlying facility lease.

Automated Teller Machines. We recently expanded our activities related to Automated Teller Machines (ATMs). We provide both sales and service to ATM locations throughout Alaska. We employ one full-time sales representative to assist in this effort.

We currently service 22 machines. Servicing the machines is quite labor intensive, as many of the contracts require that we fill the ATMs with cash on a regular basis. Our cash investment in the ATM business has increased substantially. We derive approximately 5% of our consolidated revenue from ATMs.

Markets and Marketing. Total supplies purchased by charitable gaming permittees in Alaska was $9,526,000 for the calendar year ended December 31, 2002, which is the most recently published report from the State of Alaska. ABSI sold $1,859,000 of bingo and pull-tab supplies during that period, representing a 20% share of the market. Based on our experience and informal investigations, we believe that the overall market in the state of Alaska has remained relatively stable since the last published report. Over the last three years ABSI lost market share. About 60% of our sales take place within a 100-mile radius of Anchorage, the most populous area in the state of Alaska.

Our marketing activities include mass mailing flyers to the permittees, operators, multi-beneficiary permittees, and vendors to advertise product and availability. In addition, our three full-time salaried sales persons rely on frequent customer phone calls. We regularly visit licensed persons located in and around Anchorage.

We sell by product price and product availability. Our customer service policies focus on price and delivery and controlling our inventory to the extent of having the product available when the customer needs it. From experience we know that a customer will buy from a competitor if we can’t deliver a particular product in a timely fashion.

Competition. The market for our products is highly competitive. We expect that competition will continue to intensify. Many of our competitors have stronger operating histories and client relationships, greater financial, marketing and public relations resources, larger client bases and greater name recognition than we have. Some of these competitors currently provide a broader range of products than we provide.

In the state of Alaska there are a total of 13 licensed distributors. There are three major distributors including ABSI. All three of the major distributors have warehouses and sales forces in Anchorage. Over 80% of sales in the state are processed by these three distributors.

Currently, charitable bingo and pull-tabs are the only legalized forms of gaming in the State of Alaska. However, from time to time legislative initiatives are introduced to legalize other forms of gaming in the state, including video poker and other electronic gaming devices. Should the State of Alaska legalize other forms of gaming, the bingo and pull-tab industries would be substantially and adversely affected by the competition that would be posed by those newly-introduced forms of gaming.

There are relatively low barriers to entry into our business. We do not own any technologies that preclude or materially inhibit competitors from entering our markets. Therefore, we expect to continue to face additional competition from new entrants into our markets, which could materially adversely affect our business.

Suppliers. There are a limited number of suppliers of bingo and pull-tabs products in the industry partially due to the fact that they are required to be approved by the states in which their products are sold. Although limited, there are two or more sources for the products sold in Alaska. All our major products have multiple sources but each has some different features that individual customers may prefer, thus requiring ABSI to purchase from all sources to satisfy those particular customers. ABSI believes that it has satisfactory relations with all of the suppliers. Our largest supplier of bingo products is The Bingo Paper Company which provides about 20% of our products. Our largest supplier of pull-tab products is Bingo King which supplies about 24% of our product. The loss of a major supplier could cause delays and possible loss of sales that would have a material adverse impact on our operating results.

Customers. The State of Alaska has issued a total of 1,465 permits to persons and entities involved in the gaming business. Included in the total are 27 operator licenses, 253 vendor licenses, and 14 multi-beneficiary permittees. Therefore, our total potential customer base is 294 customers. Of this group, we sell to about one-half of the licensees. We extend credit to our customers in the form of open accounts which require payment in thirty days. Our bad debts have historically not been significant. However, the failure of any significant customer to pay their invoices when due would have a significant adverse effect on us.

We derive a significant portion of our revenues from a relatively small number of customers. Our two largest customers account for approximately 40% of our revenue. We expect these two customers to represent a significant portion of our revenue in the future. As a result, if we lose a major customer, our quarterly and annual results of operations would be adversely impacted. Furthermore, should one of our major customers fail to pay amounts due us, it would have a negative effect on our financial condition. We do not have formal agreements with either of our two largest customers. We cannot be certain that customers that have accounted for significant revenues in the past periods, individually or as a group, will continue as significant customers in the future.

Regulation. Ownership and operation of gaming establishments are extensively regulated by states in which such activities are permitted. Alaska has adopted numerous statutes and regulations covering gaming operations. Existing regulation includes various aspects of the gaming industry, including ownership, operation and employment in all gaming operations, taxation of revenues and regulation of equipment utilized in connection with such activities. Virtually all aspects of ownership and operation of gaming facilities require licensing by the state. Operators, manufacturers and distributors, employees and retailers are all subject to regulation. To obtain a distributor license the company must pay an annual fee of $1,000 to the state and adhere to a series of regulatory requirements including:

•                  Only distribute products from state approved manufacturers

•                  Must distribute from an in state location

•                  File timely monthly sales reports to the state

•                  Pay the 3% tax monthly

A distributor must follow all the gaming regulations in the state of Alaska. In addition certain prohibitions exist for a distributor, such as:

•                                          A distributor may not have an employee, or contract with, a person that is also an employee of a customer that holds an MBP, vendor license, or operators license.

•                                          A distributor may not accept or offer anything of value that is not a part of an arms length transaction with any one that is licensed by the gaming commission in the state of Alaska.

•                                          A distributor may not sell gaming supplies to a permittee who is a direct relative at a price that is higher than the sales price offered to all other customers.

The State imposes a 3% tax on profits from pull-tab games. Profit is defined as the percentage of profit made by vendors on each pull-tab. We are required to remit the tax to the State each month. Our customers reimburse us for the tax we pay on their behalf.

Existing federal and state regulations may also impose civil and criminal sanctions for various activities prohibited in connection with gaming operations. State statutes and regulations also prohibit various acts in connection with gaming operations, including false statements on applications and failure or refusal to obtain necessary licenses described in such regulations. Violation of any of these existing or newly adopted regulations may have a substantial adverse effect on the operations of ABSI.

Charitable bingo and pull-tabs are under the regulatory supervision of the Alaska Department of Revenue’s Gaming Unit. Published regulations of the Department of Revenue provide guidance on license requirements for distributors such as ABSI as well as operational requirements for charitable organizations. We believe that we currently comply with all regulations affecting our operations. However, there can be no assurance that current laws and regulations will not be changed or interpreted in such a way as to require us to alter our present activities, further restrict profit margins or obtain additional capital equipment in order to obtain or maintain our licenses and permits.

Furthermore, there is a strong political element in the State of Alaska that opposes any form of legalized gaming which has sought in past years to introduce legislation to abolish all forms of gaming in the state, including bingo and pull-tabs. Should any of these political and legislative initiatives be successful, it would effectively result in prohibiting all of our business operations in their current practice and configuration.

Seasonality. ABSI’s operations are strongly influenced by the season. Due to its location, Alaska endures extreme fluctuations in the amount of sunshine received, ranging from virtual total daylight in the summer months to no light in the winter months. In addition, the state receives significant snowfall in the winter that does not melt due to the lack of sunshine. Consequently, our operations are the strongest during the winter months when people spend more time indoors.

Product Development. ABSI does not actively attempt to develop new products for the gaming industry, but rather relies upon the product manufacturers to present new products for our distribution systems. We do recognize that having private exclusive brands of pull-tabs can provide a competitive advantage. We believe that the requirements and expense to purchase and maintain inventories of large quantities of an exclusive product override the competitive advantage.

MARKET FOR OUR COMMON STOCK AND RELATED MATTERS

Price Range of Our Common Stock

Our shares of common stock commenced trading on the OTC Bulletin Board (“OTCBB”) on February 3, 2004. Prior to June 27, 2005, our trading symbol was “OSCE.” On June 27, 2005, to reflect our new name, our trading symbol was changed to “CGXP”. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An OTCBB equity security generally is any equity that is not listed or traded on NASDAQ or a national securities exchange. The reported high and low bid and ask prices for the common stock are shown below for the period from February 3, 2004 through December 31, 2005.

	Bid		Ask
	High	Low	High	Low
2004 Fiscal Year
Feb - Mar 2004	$0.30	$0.00	$1.01	$0.00
Apr - June 2004	$1.20	$0.30	$1.75	$0.70
July - Sept 2004	$1.02	$0.30	$1.75	$0.70
Sept - Dec 2004	$1.10	$0.55	$1.15	$0.55
2005 Fiscal Year
Jan - March 2005	$2.78	$0.81	$2.78	$0.91
Apr - June 2005	$4.15	$2.78	$4.30	$3.00
July - Sept 2005	$4.02	$1.02	$4.06	$1.25
Sept - Dec 2005	$2.50	$1.50	$2.52	$1.55

The bid and ask prices of our common stock as of March 10, 2006 were $4.20 and $4.30, respectively, as reported on the Bulletin Board. The Bulletin Board prices are bid and ask prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commissions to the broker-dealer. The prices do not reflect prices in actual transactions. As of March 10, 2006, there were approximately 800 record owners of our common stock.

Our common stock is subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in “penny stocks.” Those disclosure rules applicable to “penny stocks” require a broker dealer, prior to a transaction in a “penny stock” not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission. That disclosure document advises an investor that investment in “penny stocks” can be very risky and that the investor’s salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in “penny stocks,” to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

Dividend Policy

We have not declared or paid cash dividends on our common stock since our inception. We intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future, other than those required to the holders of our Series A Preferred Stock. Future cash dividends, if any, will be determined by our board of directors.

Equity Compensation Plan Information

The following table sets forth information regarding our stock incentive plan as of December 31, 2005:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	185,000	(1)	$.50	15,000
Equity compensation plans not approved by security holders	-0-		-0-	-0-
Total	185,000	(1)	$.50	15,000

(1)                                  All of these options have been exercised and are no longer outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included with this Information Statement.

FORWARD LOOKING STATEMENTS

Certain statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements such as statements relating to future operating results, financing requirements and financing availability, the timing of receiving regulatory approvals, and plans for future development or commercialization activities. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the Company’s planned products, the ability of the Company to commercialize its planned products, market acceptance of the Company’s planned products, and the Company’s ability to hire, manage and retain qualified personnel. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

BUSINESS OVERVIEW

We are a development stage pharmaceutical company focused on prescription products for infectious disease and dermatology. Since our inception in February 2002, our principal activities have involved raising capital, identifying and licensing technology, researching applications for the licensed technology, and testing the licensed technology. For accounting purposes, the Company has been classified as a development stage enterprise. All of our planned products require marketing clearance from the U.S. Food and Drug Administration (“FDA”). To date, we have not received marketing clearance to sell any product. Accordingly, we have no historical revenue.

CERTAIN EVENTS DURING 2005

In January 2005, we signed a letter of intent to acquire Ceragenix Corporation, a privately held, development stage biopharmaceutical company.

In April 2005, we completed a private offering of 6% convertible debentures (the “Debentures”) raising approximately $2.2 million in gross proceeds. Each Debenture accrued interest at the rate of 6% per annum and was due and payable in full, principal and interest, on December 31, 2005 (the “Maturity Date”). The Debentures were convertible into shares of the Company’s common stock at a conversion price of $1.00 per share. The Debentures were mandatorily convertible in the event that a registration statement underlying the common shares was declared effective by the Securities and Exchange Commission and the closing price of the common stock exceeded $2.00 per share for 10 consecutive trading days. In addition, for every $2.00 in Debentures sold in the offering, each investor received one warrant exercisable for three years to purchase one additional share of common stock at a purchase price of $2.00 per share and an additional warrant exercisable for three years to purchase one additional share of common stock at a purchase price of $4.00 per share (the “Debenture Warrants”). The Debenture Warrants are redeemable by the Company for $.01 per warrant in the event that a registration statement underlying the common shares is declared effective by the Securities and Exchange Commission and the closing price of the common stock has exceeded 137.5% of the exercise price of the warrant for 10 consecutive trading days. We sold the Debentures in order to fund the activities of Ceragenix Corporation.

In May 2005, we consummated the merger with Ceragenix Corporation, whereby we acquired 100% of the outstanding stock of Ceragenix Corporation (the “Merger”). As consideration for the Merger, we issued to the shareholders of Ceragenix Corporation 11,427,961 shares of common stock, 1,000,000 shares of Series A Preferred Stock, warrants to acquire 1,079,472 shares of common stock at $2.18 per share and options to acquire 2,714,750 shares of common stock at $1.00 per share. The common shares issued represented approximately 92% of our issued and outstanding common stock on the date of the Merger. Osmotics Corporation (“Osmotics”), a privately held cosmeceutical company, owned approximately 98% of Ceragenix Corporation’s common stock and, accordingly, is now our largest shareholder. Additionally, the officers of Ceragenix Corporation became the officers of the Company. As a result of this change in control, the Merger was accounted for as a reverse acquisition.

In June 2005, we withdrew our 510(k) submission for EpiCeram® as a result of informal conversations with the FDA. Based on thos® as we believed the presence of those ingredients was causing concern to the FDA and would subject us to a longer and costly approval path.

In June 2005, our Board of Directors authorized management to sell the assets of Global Alaska Industries, Inc. (“GAI”), our subsidiary operating in the distribution of supplies to licensed bingo operators in the State of Alaska. This was our primary business up until the time we completed the Merger. The Board concluded that operating two unrelated businesses was confusing to shareholders, analysts and potential investors and such confusion was detrimental to our ability to raise additional capital, create an active trading market for our common stock and increasing shareholder value. These issues were exacerbated by the withdrawal of our EpiCeram® submission and, as a direct result, an investment banker expressing a lack of confidence in being able to consummate a financing transaction on terms agreeable to the Company. Accordingly, the Board decided to sell GAI in order to facilitate a financing transaction for the pharmaceutical business. The Board determined that the future prospects of the pharmaceutical business represented a better opportunity than those of the bingo supply business.

In June 2005, our shareholders approved changing our name to Ceragenix Pharmaceuticals, Inc.

In June 2005, data was presented at the National Foundation for Infectious Disease’s annual meeting on Antimicrobial Resistance in Bethesda, Maryland showing the results of two in-vitro studies which examined the activity of our lead Ceragenin™ compound — CSA-13 — against (1) vancomycin-resistant infections, including vancomycin-resistant staphylococcus aures (VRSA) and vancomycin-resistant enterococci (VRE); and (2) tobramycin-resistant pseudomonas infections in clinical isolates from patients with cystic fibrosis. The first poster presentation demonstrated that CSA-13 had excellent activity against all strains of VRSA and all but one strain of VRE. Minimum inhibitory concentration (MIC) values against the three strains of fully resistant VRSA were all under 0.25 micrograms/ml and the same values were obtained against vancomycin intermediate resistant strains (VISA). MIC values against vancomycin-resistant faceium strains were all under 0.5 micrograms/ml. The second poster presentation presented data on CSA-13’s in-vitro efficacy against strains of pseudomonas infections isolated from cystic fibrosis patients that are highly resistant to Tobramycin, the antibiotic commonly used to treat such infections. Persistent pseudomonas infections are the leading cause of morbidity and mortality in patients with cystic fibrosis. CSA-13 was tested against a standard strain of pseudomonas and strains obtained from cystic fibrosis patients that ranged from moderate resistance (MIC values of 4 to 20 micrograms/ml), as well as highly resistant Tobramycin strains (MIC values over 80 micrograms/ml). CSA-13 showed potent activity against all strains with MIC values ranging from 0.8 micrograms/ml to 3 micrograms/ml.

In July 2005, we sold 75,000 shares of common stock and three year warrants to acquire 75,000 shares of our common stock at $2.00 per share for $150,000 to an individual investor in a private transaction.

In September 2005, we submitted a revised application with the FDA seeking marketing clearance of our first commercial product, EpiCeram®, a topical cream that will be marketed to treat various skin disorders all characterized by a disrupted barrier function. The formulation of EpiCeram® was revised based on our previous communications with the FDA.

In September 2005, we entered into an agreement to sell 100% of our ownership in GAI to an unaffiliated third party (controlled by two of our shareholders, who collectively, own less than 5% of our common stock). Under terms of the agreement, the purchaser paid us $100 and assumed all assets and liabilities of GAI. At September 30, 2005, the liabilities of GAI exceeded its assets by approximately $1.5 million. The transaction was approved by our majority shareholder in October 2005. The effective date of the transaction was September 30, 2005 and we expect the transaction to close in April 2006.

In November 2005, an aggregate of $2,113,500 in outstanding principal and $88,054 in accrued and unpaid interest due and owing under the Debentures became subject to mandatory, automatic conversion into shares of our common stock at a conversion price of $1.00 per share.

In November 2005, we sold in a private transaction to four accredited investors an aggregate of $3.2 million of promissory notes convertible into shares of our common stock at a conversion price equal to $2.05 per share. In addition, investors received warrants exercisable to purchase an aggregate of 780,488 shares of our common stock at an exercise price of $2.255 per share. We also issued to a placement agent and finder warrants exercisable to purchase an aggregate of 156,098 shares of common stock at an exercise price of $2.05 per share. We realized net proceeds from this offering of approximately $2.9 million. In December 2005, five poster presentations were made at the annual Interscience Conference of Antimicrobial Agents and Chemotherapy (“ICAAC”) demonstrating that CSA-13 showed an excellent microbiology profile in laboratory studies against vancomycin resistant staph aureus (“VRSA”), vancomycin intermediate resistant staph aureus strains (“VISA”), vancomycin resistant erterococci (“VRE”), community associated methicillin-resistant staph aureus (“CA-MRSA”) and hospital acquired MRSA, as well as key gram negative pathogens such as pseudomonas aueroginosa and E. Coli, and bioterrorism surrogate strains for anthrax, listeria and plague. Further, in vitro data was presented showing our antimicrobial device coating, when challenged in separate experiments by high levels of staphylococcus aureus and E. Coli, was highly effective in completely preventing bacterial colonization on titanium surfaces and in eradicating the bacteria in the surrounding fluid.

CRITICAL ACCOUNTING POLICIES

Management has identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Anticipated Revenue Recognition

While we have not recognized revenue to date, we anticipate generating revenue from product sales and licensing agreements;

Product sales – We will recognize revenue from product sales when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable. We will recognize product revenues net of revenue reserves which consist of allowances for discounts, returns, rebates and chargebacks.

License agreements – We will collect royalties under third-party license agreements based on their sales. We will recognize royalties either in the quarter in which we receive the royalty payment from the licensee or in the quarter in which we can reasonably estimate the royalty. We will recognize non-refundable up-front license fees over the life of the license agreement. We will recognize non-refundable milestone payments as earned based on the performance requirements of the contract.

Allocation of Prior Period Costs

Until the Merger, Ceragenix Corporation was a consolidated subsidiary of Osmotics. During 2004 and prior, many operating expenses of the Company were incurred and paid by Osmotics. While certain costs incurred by Osmotics were directly attributable to the Company, other costs were shared between the two organizations. In situations where the costs were shared, expense was allocated between the two companies. Primary shared expenses were salaries and related costs, rent and occupancy, certain licensing fees and other general and administrative expense. Significant management judgment was used in making these allocations.

Beneficial Conversion Feature of Debt

In accordance with EITFs 98-5 and 00-27, we recognize the value of conversion rights attached to convertible debt. These rights give the debt holder the ability to convert the debt into common stock at a price per share that was less than the trading price to the public on the day the loan was made to the Company. The beneficial value is calculated based on the market price of the stock at the commitment date in excess of the conversion rate of the debt and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized and recorded as interest expense over the remaining outstanding period of the related debt.

Goodwill

Goodwill is tested for impairment at least annually, or when changes in circumstances indicate an impairment might exist. The impairment, if any, is measured based on the estimated fair value of the reporting unit. We had one reporting unit with goodwill as a result of the Merger. Significant management judgment is required in determining both whether an impairment exists and if necessary, the fair value of the reporting unit. As discussed further in Note 5 to the consolidated financial statements, during 2005, management concluded that the goodwill recorded in connection with the Merger exceeded the fair value of the reporting unit.

Derivatives

We follow the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133”) along with related interpretations EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) and EITF No. 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in Issue No. 00-19” (“EITF 05-2”). SFAS No. 133 requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the Balance Sheet as either an asset or liability measured at its fair value, with changes in the derivative’s fair value recognized currently in earnings unless specific hedge accounting criteria are met. We value these derivative securities under the fair value method at the end of each reporting period (quarter), and their value is marked to market at the end of each reporting period with the gain or loss recognition recorded against earnings. We continue to revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. We utilize the Black-Scholes option-pricing model to determine fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free interest rates and the instruments expected remaining life. These assumptions require significant management judgment.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Licensing Fees

We pay licensing fees under two licensing agreements; The Regents of the University of California (for barrier repair technology) and Brigham Young University (for cationic steroid technology). Licensing fees for the year ended December 31, 2005 increased by $195,403 or 131% compared to the prior year. Included in 2005 licensing fees is an adjustment in the amount of $179,082 related to the capitalization of a one time payment obligation to Brigham Young University during 2004. During the fourth quarter of 2005, we determined that the amount that had been previously capitalized as Licensed Technology Costs should have been expensed as a period cost. Management evaluated this matter in the context of Staff Accounting Bulletin No. 99 – “Materiality” and determined that the error was not material to previously issued financial statements. As a result, we recorded an adjustment of $179,082 to expense the unamortized balance. Excluding this adjustment, 2005 licensing fees approximated those for the year ended December 31, 2004.

Testing and Development

Testing and development expense consists of fees paid or owed to various third parties, primarily labs and research institutions for testing our technologies. Testing and development costs for the year ended December 31, 2005 increased by $119,947 or 118% compared to the prior year. Included in 2005 testing and development costs is a non cash charge of $156,700 for the issuance of stock options to a scientific collaborator. Excluding this charge, testing and development costs decreased by $36,753 between years. The decrease is primarily due to a specific test that took place during 2004 that did not occur during 2005. We expect that testing and development costs will increase in 2006 as we plan to conduct small clinical trials to support the marketing of EpiCeram® and additional pre clinical testing of our CSAs. Further, in 2006, we expect to commence activities necessary to file an IND during 2007.

General and Administrative

General and administrative expenses increased by $1,310,995 or 236% for the year ended December 31, 2005 compared to the prior year. The increase in general and administrative expenses was primarily due to increased investor relations, payroll and related costs and professional services. Included in investor relations are non cash charges of $424,125 for common stock issued for services. Payroll and related costs increased primarily due to additional full time equivalents during 2005. Professional services increased as a result of the Company becoming a publicly traded company during 2005. Excluding the non-cash charges, we expect that general and administrative expenses will increase during 2006 primarily as a result of increased payroll and related costs.

Depreciation

Depreciation expense was not material to the years ended December 31, 2005 or 2004.

Loss From Operations

As a result of the factors described above, the loss from operations for the year ended December 31, 2005 increased by $1,627,218 compared to the prior year.

Other Expense

Other expense increased by $2,425,125 for the year ended December 31, 2005 compared to the prior year. The increase in other expense between years is the result of an increase in interest expense of $2,669,105 between periods. The increase in interest expense resulted from amortization of the discount associated with the convertible debentures and notes, amortization of the placement costs associated with the convertible debentures and notes, interest expense associated with the convertible debentures and notes, and imputed interest expense associated with the note payable to Osmotics and the obligation due under the license agreement with BYU. Other than the BYU obligation, all of the other debt instruments were not outstanding during the prior year. The increase in interest expense was partially offset by gains in value of derivative liabilities of $243,980 resulting from marking to market the fair value of our derivative liabilities.

Discontinued Operations

For the year ended December 31, 2005, we recorded a loss from discontinued operations of $7,697,089. Included in such loss is an impairment loss on goodwill of $7,732,968 which was recorded to adjust goodwill resulting from the Merger to its estimated fair market value and a loss on the disposal of assets held for sale of $28,493. See Note 5 to the Consolidated Financial Statements.

Net Loss

As a result of the factors described above, the net loss increased by $11,749,432 for the year ended December 31, 2005 compared to the prior year.

Preferred Stock Dividends

During the year ended December 31, 2005, we recorded $225,161 of preferred stock dividends related to our Series A Preferred Stock. There was no dividend bearing securities outstanding during the prior year.

Loss Attributable to Common Shareholders

As a result of the factors described above, the loss attributable to common shareholders increased by $11,974,593 for the year ended December 31, 2005 compared to the prior year.

LIQUIDITY AND CAPITAL RESOURCES

Since its inception in February 2002, Ceragenix Corporation has not generated revenue and has incurred net losses. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from Osmotics, and proceeds from the sale of convertible debt securities, to fund its operations. See management’s plan under “Outlook” below.

Operating Activities

As of December 31, 2005, we had $2,459,341 of cash and cash equivalents. During the year ended December 31, 2005, $1,430,481 of cash was used in operating activities which primarily consists of cash operating expenses. As previously noted, since our inception, we have not generated revenue and accordingly have not generated cash flow from operations. Our ability to generate revenue is dependent upon receiving marketing clearance from the FDA and the successful commercialization of our planned products. To date, we have not received clearance to market any of our products. If EpiCeram® is approved, we currently plan on licensing the rights to the atopic dermatitis (eczema) market to a third party. If we are successful in consummating a licensing agreement, it should result in an upfront payment to us as well as the possibility of future milestone and royalty payments. Such cash flow would be applied towards underwriting our ongoing development activities. However, there is no assurance that we will be successful in consummating a licensing agreement with a third party or whether such an agreement will result in payment to us during 2006. Any amounts paid to us under such agreement will not be sufficient to fully underwrite our ongoing development activities and we will require significant additional funding.

Investing Activities

Cash flows of $1,070,842 was provided by investing activities during the year ended December 31, 2005, representing $1,148,091 of cash assumed in the Merger partially offset by capitalized Merger costs and the purchase of property and equipment. We have no commitments for any capital expenditures nor do we expect any material capital purchases during 2006.

Financing Activities

During the year ended December 31, 2005, $2,971,611 of cash was provided by financing activities primarily resulting from $2,842,167 received through the sale of convertible notes, $925,000 in borrowings under a secured note agreement with OnSource prior to the Merger and the sale of common stock which netted proceeds of $150,000 offset by $958,830 in payments made to Osmotics under a promissory note agreement (see discussion below).

We have three significant debt obligations as of December 31, 2005; convertible notes, a promissory note to Osmotics, and an obligation to BYU under our license agreement. Each of these is discussed further below.

Convertible Notes

In November 2005, we sold in a private transaction to four accredited investors an aggregate of $3.2 million of promissory notes convertible into shares of our common stock at a conversion price equal to $2.05 per share. In addition, investors received warrants exercisable to purchase an aggregate of 780,488 shares of our common stock at an exercise price of $2.255 per share. We also issued to a placement agent and finder warrants exercisable to purchase an aggregate of 156,098 shares of common stock at an exercise price of $2.05 per share.

The convertible notes accrue interest at the rate of 10% per annum payable quarterly. Accordingly, we will have an annual interest obligation of $320,000. The first interest payment shall be payable on the sooner of 120 days after the issue date (March 28, 2006), or five business days after the effective date of a registration statement registering the underlying common shares. Such registration statement was filed with the SEC on December 23, 2005. Provided that we are not in default, we may pay up to one half of our interest obligation in registered free-trading shares of our common stock with an attributed value per share equal to 85% of the volume weighted average price of our common stock as reported by Bloomberg L.P. for the five consecutive trading days ending on the trading day preceding the date interest is due to be paid. We have made no determination as to how much, if any, of the interest obligation we will pay in common stock.

Events of default include failure to pay principal or interest in a timely manner, a breach of a material covenant not cured within 10 days of written notice, a breach of any material representations and warranties, the appointment of a receiver or trustee for a substantial part of our property or business without prior written consent, a money judgment filed against us in excess of $75,000, bankruptcy, a delisting of our common stock, or a stop trade action by the SEC that lasts for more than five consecutive days. Additionally, in the event that the SEC fails to declare effective a registration statement registering the underlying common shares by March 28, 2006, we will be required to pay the holders liquidated damages equal to 2% of the Convertible Notes ($64,000) each 30 day period the shares remain unregistered.

The notes are repayable, principal and outstanding accrued interest, on November 28, 2007. The notes contain a clause whereby we can force the note holders to convert their notes into common shares in the event that; 1) we have not been in default; 2) our registration statement registering the underlying common shares has been declared effective by the SEC and 3) the closing bid price of our common stock has been at least $4.10 per share for 20 consecutive trading days. However, the notes contain a provision that prohibits a holder from converting the note if such conversion would result in the holder owning more than 4.99% of our outstanding common stock at the time of such conversion.

Promissory Note - Osmotics

We have issued to Osmotics a promissory note (the “Promissory Note”). As of December 31, 2005, the outstanding balance was $241,170. Pursuant to the terms of the Promissory Note, as amended, principal payments shall be made from time to time as requested by Osmotics, however, the Promissory Note must be repaid in full by December 31, 2006. The Promissory Note also bears interest at an annual rate of 6%. Accrued interest under this obligation is to be paid in connection with the final principal payment.

Licensed Technology Obligation-BYU

Under the terms of a license agreement, we are obligated to pay Brigham Young University $269,548 within 60 days from us receiving proceeds under a sublicense agreement but in no event later than May 1, 2006. We expect that such payment will be payable on May 1, 2006. We expect to make payment from existing cash on hand.

Preferred Dividend Obligation

In addition to the debt agreements described above, pursuant to our Series A Preferred Stock, we are obligated to pay dividends upon the Company raising at least $5,000,000 million in gross equity proceeds on a cumulative basis subsequent to the issuance of the Series A Preferred Stock (the “First Dividend”). The First Dividend payment shall be in an amount equal to the sum of (i) all dividends accrued and unpaid to the date of payment, plus (ii) a dividend prepayment in an amount equal to all dividends that shall accrue during the twelve month period following the date of payment. The Series A Preferred Stock accrues an annual dividend of $240,000. The First Dividend is payable in cash while all subsequent dividends are payable in either cash or stock at our option. As of December 31, 2005, we had raised $3,350,000 in cumulative funding since issuing the Series A Preferred Stock. In the event that we raise at least $1,650,000 during 2006, we will be required to make the First Dividend payment. Proceeds received from the exercise of common stock purchase warrants count towards the $5,000,000 threshold.

Outlook

As of December 31, 2005 we had cash and cash equivalents of $2,459,341. Additionally, subsequent to year end and through the date of this Information Statement, we received $2,208,450 in proceeds from the exercise of stock purchase warrants. Based on our operating plan, management believes that existing cash on hand combined with the warrant proceeds received, will be sufficient to fund our planned activities through at least the end of 2006. However, we will need to raise additional capital to fully execute our business plan. The amount of capital we will require depends greatly on the commercialization strategy employed for EpiCeram® and the development efforts we engage in for the Ceragenins™. A further discussion of both follows below.

We are evaluating two alternative strategies for the commercialization of EpiCeram®; directly marketing through a contracted sales team or licensing the product to a third party. Our current plan is to license the atopic dermatitis applications (eczema) to a third party and we are currently in dialog with several parties in this regard. We believe that should we consummate a licensing agreement for EpiCeram®, it would result in an up front cash payment along with the possibility of future milestone and royalty payments. Accordingly, in this scenario, EpiCeram® should generate positive cash flow for us which could be used to partially finance the development activities of our Ceragenin™ technology which is consistent with our strategic objectives. However, there is no assurance that we will be successful in consummating a license agreement and, if successful, payments under such agreement will not be sufficient to fully fund the development of our Ceragenin™ technology.

If we fail to consummate a license agreement, we will field a contract sales force to directly market the product. Directly marketing EpiCeram® will require resources to hire contract sales personnel, manufacture product samples, produce and distribute marketing materials, conduct clinical trials to support marketing efforts, engage in various promotional activities and hire and retain additional management and support personnel. Management estimates that it may require approximately $7 million to $10 million over the next 12 months to commercialize

EpiCeram® through a contract sales force. Accordingly, we could not commercialize EpiCeram® on our own without raising additional capital.

We are also pursuing development of our Ceragenin™ technology. As discussed in Note 11 to the financial statements, the underlying license agreement requires us to file an IND with the FDA by May 1, 2007, which management expects to cost approximately $1.0 million. While we currently plan on licensing most applications of the technology, management believes that it will be necessary to engage in further testing and development activities in order to generate sufficient data to license the technology. Our current business plan calls for us to spend approximately $.6 million to $1.8 million in development activities during 2006. However, the actual amount spent will greatly depend on our ability to raise additional capital or generate cash flow from a license agreement for EpiCeram®.

As described above, in order to execute our business strategy, we will require additional funding. We currently plan on raising between $8 million and $15 million during 2006 in the form of equity or convertible debt. The proceeds would be used to expand and accelerate the development activities of our Ceragenin™ technology and general corporate purposes. We believe these proceeds should be sufficient to fund our currently planned activities through at least the end of 2007. If we do not receive sufficient funding on a timely basis, it could have a material adverse affect on our liquidity, financial condition and business prospects. Additionally, in the event that we receive funding, it may be on terms that are not favorable to us and our shareholders.

CONTRACTUAL OBLIGATIONS

We had the following contractual obligations at December 31, 2005, which require future cash flows:

Contractual Obligations	Less Than 1 Year	2-3 years	4-5 years	Over 5 years	Total

Convertible notes	$—	$3,200,000	$—	$—	$3,200,000
Promissory note	241,170	—	—	—	241,170
License agreements	459,548	380,000	380,000	1,835,000	3,054,548
Shared services agreement	60,000	—	—	—	60,000
Clinical testing obligations	40,001	—	—	—	40,001
Preferred stock dividends*	480,000	240,000	—	—	720,000
Purchase commitments	73,625	—	—	—	73,625
	$1,354,344	$3,820,000	$380,000	$1,835,000	$7,389,344

*Assumes First Dividend payment will be for approximately 24 months of dividends.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Stock-based payments include grants of employee stock options. SFAS 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS 123R requires companies to recognize all stock-based payments to employees in the financial statements based on their fair values. SFAS 123R is effective for all interim or annual periods that begin after December 15, 2005. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. We are required to adopt SFAS 123R in our first quarter of fiscal 2006, beginning January 1, 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption plans.

Under the retroactive options, we may restate prior periods either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that we record compensation expense for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period presented.

We expect to utilize the prospective method of adoption. Further, we believe that the requirements of SFAS 123R will have a material impact on our results of operations and earnings per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2005, and as adjusted for the sale of options and warrants, the common stock ownership of (i) each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, (ii) all directors individually, (iii) all officers individually, and (iv) all directors and officers as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.

Name & Address(1)	Shares Beneficially Owned(2)
of Beneficial Owner	Number	Percent(3)
Steven S. Porter(4)	950,000	6.0
Jeffrey S. Sperber(5)	400,000	2.6
Dr. Peter Elias(6)	150,000	1.0
Carl Genberg(7)	550,000	3.6
Russell Allen	200		*
Michel Darnaud(8)	70,000		*
Cheryl A. Hoffman-Bray(9)	77,000		*
Philippe J.C. Gastone(10)	77,000		*
Alberto J. Bautista(11)	70,000		*
Osmotics Corporation(12) 1444 Wazee Street, Suite 210 Denver, Colorado 80202	13,248,929	78.0
Executive Officers and Directors as a Group(13)	2,344,200	13.6

*                                         Indicates less than 1%

(1)                                  Unless otherwise noted, the address of the beneficial owner is Ceragenix Pharmaceuticals, Inc. 1444 Wazee Street, Suite 210, Denver, Colorado 80202.

(2)                                  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable within 60 days of December 31, 2005 are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)                                  Percentage of beneficial ownership is based on 14,921,878 issued shares of common stock.

(4)                                  Includes 475,000 shares that Mr. Porter is entitled to purchase through a currently exercisable option and 475,000 shares that his spouse, Mrs. Francine Porter, is entitled to purchase through a currently exercisable option.

(5)                                  Represents shares that Mr. Sperber is entitled to purchase through a currently exercisable option.

(6)                                  Represents shares that Dr. Elias is entitled to purchase through a currently exercisable option.

(7)                                  Represents shares that Mr. Genberg is entitled to purchase through a currently exercisable option.

(8)                                  Represents shares that Mr. Darnaud is entitled to purchase through a currently exercisable option.

(9)                                  Represents shares that Ms. Hoffman-Bray is entitled to purchase through a currently exercisable option.

(10)                            Represents shares that Mr. Gastone is entitled to purchase through a currently exercisable option.

(11)                            Represents shares that Mr. Bautista is entitled to purchase through a currently exercisable option.

(12)                            Includes 1,057,161 shares that Osmotics Corporation is entitled to purchase through a warrant, which warrant is immediately exercisable. Includes 1,000,000 shares that are issuable to Osmotics Corporation upon conversion of our Series A Preferred Stock that was issued as part of the Merger. Of the 11,191,768 shares of our common stock owned by Osmotics Corporation, 10,700,000 shares of our common stock and all of our Series A Preferred Stock have been deposited under an escrow agreement with Corporate Stock Transfer, Inc., pending an exchange offering with the securityholders of Osmotics Corporation. Voting power with respect to these securities is exercised by our board of directors under an irrevocable proxy.

(13)                     Represents shares that directors and officers are entitled to purchase through currently exercisable options.

FINANCIAL INFORMATION

Pro forma financial information is not being presented pursuant to Item 14 of Schedule 14A because the operating results of GAI have been separately classified as discontinued operations in the Company’s Quarterly Report on Form 10-QSB for the year ended December 31, 2005. Accordingly, a reader can readily ascertain the operating results of the Company as if the sale of GAI had taken place on January 1, 2005. No additional pro forma adjustments would be necessary. As a result of the merger between the Company and Ceragenix Corporation on May 10, 2005 being accounted for as a reverse acquisition, the operating results of GAI have not been included in the Company’s operating results for the 2004 periods presented in the Company’s Annual Report on Form 10-KSB. Accordingly, there would be no pro forma adjustments necessary to reflect the sale of GAI on the Company’s operating results for 2004.

Financial statements for Ceragenix Pharmaceuticals, Inc. are set forth in Appendix 1 of this Information Statement.

SALE OF GAI

Background of the Asset Sale

In May 2005, we acquired our pharmaceutical business by merging a wholly-owned subsidiary with Osmotics Pharma, Inc. In January 2005, during the negotiations with Osmotics, two of our minority shareholders, Stephen G. Calandrella and Clifford C. Thygesen,  (the “Buying Shareholders”), advised the Osmotics Pharma management team that if at some point in the future the post-merger company wanted to sell GAI, they would be willing to purchase it for the assumption of the debt. The Buying Shareholders were control persons, within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”)of our former parent company, Global Casinos, Inc. when Global Casinos acquired GAI and the bingo business in 1997, and were and are familiar with the bingo business, its markets and operations. GAI and the bingo business were subsequently spun-off from Global Casinos in 2003 through the formation of OnSource Corporation. The Buying Shareholders collectively own less than 5% of our outstanding voting securities. They formed the Buyer for the sole purpose of purchasing GAI from us.

At the time of the merger, there was no interest in selling the bingo business, as it was viewed as a potential source of future working capital to support the development of the pharmaceutical business. When the merger was consummated on May 10, 2005, three additions were made to our board of directors, consisting of two members of Osmotics Pharma management and a principal from Bathgate Capital Partners, the investment banking firm that assisted with the merger transaction. As a result, our post-merger board consisted of six members

(three pre-merger directors and three new directors). Additionally, pursuant to the merger agreement, the executive officers of Osmotics Pharma replaced our pre-merger executive officers.

The first order of business for the post-merger company was to raise additional capital to fund our pharmaceutical operations. In connection with our capital raising efforts, we attempted to make ourselves look more attractive to potential investors. The most significant step we took in that effort was to attract additional outside directors all of whom had noteworthy credentials. On June 15, 2005, we sought the resignations of three of the pre-merger directors as well as the director appointed by Bathgate Capital Partners and concurrently appointed four new outside directors (two of whom were experienced pharmaceutical executives). Our plan for GAI was for the new management to gain a better understanding of the business and hopefully improve its operations to allow it to generate cash flow to help fund the pharmaceutical business.

In early June 2005, after an ongoing dialog with the FDA, we were advised by our counsel that our first proposed prescription product would likely have to be modified in order to receive marketing clearance from the FDA. As a direct result, an investment banker [Maxim Group] we had engaged to raise capital expressed a lack of confidence in being able to consummate a transaction on terms agreeable to us and eventually backed out of the transaction.

While we had previously been advised by investment bankers that with FDA approval operating in two separate and unrelated businesses would not create a problem for raising additional capital, our setback with the FDA and loss of our investment banker forced us to re-evaluate our capital raising strategy. As part of this re-evaluation, the management team became concerned about confusion in financial reporting as a result of operating two distinct businesses and what impact GAI would have on the pharmaceutical business in the future. We believed that given the recent events we had to make the Company look as attractive as possible to outside investors and disposing of GAI was a step in that direction.

In July 2005, we reinitiated contact with Mr. Calandrella to see if he continued to have an interest in GAI. In a meeting attended by Mr. Calandrella, Steven Porter and Jeff Sperber in July 2005, Mr. Calandrella reaffirmed his interest and repeated his offer to purchase GAI in consideration of the assumption of its debt.

In late July 2005, we were contacted by Mr. Thygesen, the other Buyer Shareholder, who advised us that he had been contacted Mr. Doug Mc Bride of Alaska Indoor Sports Distributing, Ltd., a competitor of GAI. We contacted Mr. McBride and on August 3, 2005, we received through our investment banker, Bathgate Capital Partners, LLC,  an informal offer from Mr. McBride to purchase the assets of GAI on terms that were substantially inferior to those offered by Mr. Calandrella. Essentially, Mr. McBride offered to purchase the GAI inventory and accounts receivable at a discount to their carried value, contingent on renegotiating the non-recourse debt of GAI to Mark Griffen, the seller of GAI to Global Casinos in 1997, in the approximate amount of $1.5 million. Mr.McBride’s offer excluded approximately $500,000 in current liabilities of GAI.

Reasons for the Asset Sale

Our board of directors considered a number of factors that lead it to accept the sale, including but not limited to:

•                  operating in two unrelated business segments was confusing to shareholders, analysts and potential investors and such confusion was detrimental to our ability to raise additional capital, create an active trading market for our common stock and increasing shareholder value;

•                  the future prospects of the pharmaceutical business represented a better opportunity than those of the gaming business. The bingo business had experienced a significant deterioration in recent years due to intense competition. In addition, changes in Alaska charitable gaming regulation had required that our interest in a facilities lease that had represented approximately 20% of our revenues be divested. Conversely, we felt that the pharmaceutical technologies that we licensed had significant potential based on preliminary clinical trials and could garner more interest from the investment community.

•                  While GAI could generate positive cash flow from operations, substantially all of its cash flow was dedicated to its debt service to Mr. Griffin, and we were not able to access any of it to support our research and development activities.

Charitable bingo was and is the only legalized form of gaming in the state of Alaska. However, there have been substantial initiatives to permit other forms of gaming in Alaska recently, such as video poker. If regulations were to pass that permit other forms of gaming in Alaska, the bingo industry would be materially and adversely affected.

Countervailing Considerations

Our board of directors identified and considered a number of potentially negative factors in its deliberations concerning the asset sale, including, but not limited to:

•                   GAI and the bingo business represented substantially all of our consolidated revenues and tangible assets;

The sale of GAI would likely require shareholder approval, with all of the attendant costs;

There was no assurance that the sale of GAI would result in our ability to complete a successful financing.

No Opinion of Financial Advisor - Fairness of the Asset Sale

We have not approached or engaged any financial advisor to render a fairness opinion, from a financial point of view, with respect to the proposed asset sale. The decision not to engage a financial advisor was made in light of our financial constraints and lack of working capital. We felt that we could not afford the costs that would be incurred in connection with engaging such a financial advisor.

In assessing the fairness of the transaction terms, we considered, among other factors:

•                       The inferior terms of the offer we received from Alaska Indoor Sports;

•                       The intense competition and declining market share experienced by GAI in recent years;

•                       The fact that the GAI debt exceeded the value of its assets by approximately $1.5 million; and

•                       The risk that changes in Alaska gaming regulations, such as permitted other forms of legalized gaming, could dramatically and adversely affect the charitable bingo business.

Finally, the Purchase Agreement was unanimously approved by our board of directors, including all four of our directors who would be considered independent. They are considered independent because they are not officers or employees of our company and are not significant equity holders.

Effects of the Sale of GAI

GAI, through its subsidiary Alaska Bingo Supply, Inc., generated revenues of $2.1 million and $1.7 million for the year ended December 31, 2004 and nine months ended September 30, 2005, respectively. However, operating income was $29,571 and $(78,067) for those periods, respectively. All cash flow has been used to service its debt.

Although considered a sale of substantially all of our assets under Delaware law, we do not expect the sale of GAI and its operating subsidiary, ABSI, to either positively or negatively affect our liquidity and capital resources. They will be sold in consideration of the assumption of all the associated liabilities of the business, which exceed the value of the assets by approximately $1.5 million. Since our acquisition of Ceragenix Corporation in May 2005, the financial operations of GAI and its operating subsidiary, ABSI, have been segregated from those of Ceragenix Corporation, and ABSI has not made any contribution to the operating expenses of Ceragenix Pharmaceuticals, Inc. The Buyer will acquire all of the assets and assume all of the liabilities of ABSI.

We do not believe there will be any tax consequences to Ceragenix as a result of this transaction. As of the effective date of the sale, for federal income tax purposes, Ceragenix was a consolidated subsidiary of Osmotics Corporation.

The sale of GAI will have no effect on your legal rights as a shareholder of Ceragenix Pharmaceuticals, Inc. No distribution will be made to our shareholders as a result of the sale, and no dissolution or liquidation is planned. We plan to continue the operations of our pharmaceutical business. You are not required to take any action.

Buyer’s Business

The Buyer was organized for the sole purpose of completing the acquisition of GAI. The Buyer conducted no business operations prior to the date that it assumed operational control of GAI.

Vote Required

 The affirmative vote of the holders of a majority of our outstanding voting stock is required to approve the sale of the GAI shares, which vote was obtained by the holder of a majority of our outstanding voting stock through written consent effective October 3, 2005.

Dissenters’ Rights of Appraisal

The Delaware General Corporation Law does not provide for appraisal rights in connection with our sale of all 1,000 shares of GAI.

Regulatory Approvals

Because the transaction has been approved by our majority shareholder, the only remaining condition to closing is the distribution of this Information Statement. No other state or federal regulatory approvals are required to effectuate this transaction.

Executive Offices

The address and telephone number of our principal executive offices are as follows:

Ceragenix Corporation

1444 Wazee Street, Suite 210

Denver, CO 80202

Tel. (720) 946-6440

The address and telephone number of the Buyer’s principal executive offices are as follows:

Trans Alaska Holdings, Inc.

5455 Spine Road, Suite C

Boulder, CO 80301

Tel. (303) 527- 2903

Material Terms of the Stock Purchase Agreement

The material terms of the Stock Purchase Agreement for the sale of GAI to Buyer are summarized below. A copy of the stock purchase agreement is attached to this Information Statement as Appendix 3.

The Assets:

The assets to be sold consist of all of the stock we own in GAI.

Assumed Liabilities:

Under the terms of the stock purchase agreement, the Buyer will assume all liabilities of GAI, and its operating subsidiary, ABSI. As of September 30, 2005, these liabilities included:

•                                          Accounts payable and accrued liabilities of $542,593

•                                          Long-term debt of $1,537,779

Purchase Price

In addition to the Buyer assuming all liabilities of GAI, and its operating subsidiary, ABSI, the purchase price to be paid by the Buyer will be $100.

 Operation of ABSI

Commencing on September 30, 2005, the Buyer has had the sole and exclusive right to supervise and manage the business operations of ABSI, including the collection of revenues and payment of expenses and accrued liabilities, and has the sole and exclusive financial benefit, if any, and economic risk, if any, of those operations. Accordingly, after September 30, 2005, our company had no interest whatsoever in the business operations of ABSI.

Representations and Warranties

The stock purchase agreement does not contain many customary representations and warranties made by each of the parties to the agreement. The only representations and warranties relate to, among other things, the enforceability of the agreement, our organization and the organization of Buyer, our authority and the authority of Buyer to enter into the agreement. The agreement provides that the assets are being conveyed “as is” without warranty, subject to all of the liabilities of GAI and ABSI, without recourse as to Ceragenix Pharmaceuticals.

Closing

We expect to close on the first business day following the twentieth (20th) day after we mail this Information Statement.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public 100 F Street, N.E., Room 1580 in Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

EXHIBITS

The following exhibits are included with this Information Statement:

Exhibit A:                                          Stock Purchase Agreement dated September 30, 2005

CERAGENIX PHARMACEUTICALS, INC.

(A development stage enterprise)

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

AND INCEPTION THROUGH DECEMBER 31, 2005

CONTENTS

Consolidated financial statements for the years ended December 31, 2005 and December 31, 2004 and inception (February 20, 2002) through December 31, 2005:
Report of independent registered public accounting firm
Balance sheet
Statements of operations
Statements of cash flows
Statements of stockholders’ equity (deficit)
Notes to financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Ceragenix Pharmaceuticals, Inc. and subsidiary (a development stage enterprise) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2005 and the period from February 20, 2002 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceragenix Pharmaceuticals, Inc. and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005 and the period from February 20, 2002 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States.

GHP Horwath, P.C.

Denver, Colorado

February 17, 2006, except for the second paragraph of Note 2 as to which the date is March 22, 2006

CERAGENIX PHARMACEUTICALS, INC.

(a development stage enterprise)

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2005

ASSETS

Current assets:
Cash and cash equivalents	$2,459,341
Prepaid expenses and other	174,680
Total current assets	2,634,021

Property and equipment, net	3,616
Debt placement costs, net	582,972
Total assets	$3,220,609

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES:
Current liabilities:
Accounts payable and accrued liabilities	$336,030
Accrued preferred stock dividends	225,161
Promissory note – Osmotics	241,170
Convertible debenture.	50,000
Licensed technology obligation	260,428
Total current liabilities	1,112,789

Derivative liability	3,037,345
Convertible notes, net of discount of $2,894,447.	305,553
Total liabilities	4,455,687

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, no par value, 5,000,000 shares authorized; 1,000,000 shares issued and outstanding; $4,000,000 liquidation preference; net of discount of $4,000,000	—
Common stock, $.0001 par value; 50,000,000 shares authorized; 14,921,878 shares issued and outstanding	1,492
Additional paid-in capital	12,586,869
Deferred compensation	(52,971)
Deficit accumulated during the development stage	(13,770,468)

Total stockholders’ deficit	(1,235,078)

Total liabilities and stockholders’ deficit	$3,220,609

The accompanying notes are an integral part of these financial statements.

CERAGENIX PHARMACEUTICALS, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
FEBRUARY 20, 2002
(INCEPTION) THROUGH DECEMBER 31, 2005

	2005	2004	Cumulative From Inception (February 20, 2002)
REVENUE:	$—	$—	$—

OPERATING EXPENSES:
Licensing fees	344,724	149,321	541,954
Testing and development	221,547	101,600	323,147
General and administrative	1,868,436	556,568	2,746,709
	2,434,707	807,489	3,611,810

Loss from operations	(2,434,707)	(807,489)	(3,611,810)

OTHER EXPENSE:
Interest, net	(2,687,327)	(18,222)	(2,705,549)
Gain on value of derivative liability	243,980	—	243,980
	(2,443,347)	(18,222)	(2,461,569)

LOSS BEFORE DISCONTINUED OPERATIONS:	(4,878,054)	(825,711)	(6,073,379)
Discontinued operations, net of tax	(7,697,089)	—	(7,697,089)

NET LOSS	(12,575,143)	(825,711)	(13,770,468)

PREFERRED STOCK DIVIDENDS	(225,161)	—	(225,161)

LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(12,800,304)	$(825,711)	$(13,995,629)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	12,060,591	11,427,961	N/A

LOSS PER BASIC AND DILUTED SHARE:
Basic and diluted –
Loss before discontinued operations	$(0.40)	$(0.07)	N/A
Discontinued operations	$(0.64)	$—	N/A
Loss attributable to common shareholders	$(1.06)	$(0.07)	N/A

The accompanying notes are an integral part of these financial statements.

CERAGENIX PHARMACEUTICALS, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
FEBRUARY 20, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

	2005	2004	Cumulative From Inception (February 20, 2002)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,575,143)	$(825,711)	$(13,770,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of licensed technology costs	21,475	14,325	35,800
Impairment loss on goodwill	7,732,968	—	7,732,968
Amortization of debt discount	1,972,712	—	1,972,712
Amortization of debt offering costs	466,555	—	466,555
Noncash stock compensation expense	580,825	—	580,825
Gain on value of derivative liability	(243,980)	—	(243,980)
Write-down of licensed technology costs (Note 6)	179,082	—	179,082
Loss on disposal of assets held for sale	28,493	—	28,493
Depreciation and amortization of deferred compensation	11,562	—	11,562
Imputed interest expense	147,324	18,222	165,546
Increase in prepaid expenses and other	(66,181)	(16,625)	(82,806)
Increase in accounts payable and accrued liabilities	313,827	98,687	412,514
Net cash used in operating activities of continuing operations	(1,430,481)	(711,102)	(2,511,197)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in merger	1,148,091	—	1,148,091
Capitalized merger costs	(72,760)	—	(72,760)
Purchase of property and equipment	(4,489)	—	(4,489)
Net cash provided by investing activities of continuing operations	1,070,842	—	1,070,842
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from Onsource prior to merger	925,000	—	925,000
Payments under Promissory Note - Osmotics	(958,830)	—	(958,830)
Net proceeds from sale of convertible notes	2,842,167	—	2,842,167
Proceeds from sale of common stock	150,000	—	150,000
Borrowings under insurance financing agreement	66,379	—	66,379
Payments under insurance financing agreement	(53,105)	—	(53,105)
Advances from Osmotics	49,000	709,298	2,586,369
Advances to Osmotics	(49,000)	—	(1,806,924)
Net proceeds from the sale of common stock	—	—	301,471
Net cash provided by financing activities of continuing operations	2,971,611	709,298	4,052,527
CASH FLOWS FROM DISCONTINUED OPERATIONS (Revised – See Note 3):
Operating cash flows	(97,735)	—	(97,735)
Investing cash flows	(2,001)	—	(2,001)
Financing cash flows	(53,095)	—	(53,095)
	(152,831)	—	(152,831)
Net increase (decrease) in cash	2,459,141	(1,804)	2,459,341
Cash and cash equivalents at the beginning of year	200	2,004	—

Cash and cash equivalents at the end of year	$2,459,341	$200	$2,459,341

The accompanying notes are an integral part of these financial statements.

CERAGENIX PHARMACEUTICALS, INC.
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND THE PERIOD FROM
FEBRUARY 20, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

	Preferred Stock		Common Stock			Deferred	Deficit Accumulated During the Development
	Shares	Amount	Shares	Amount	APIC	Compensation	Stage	Total
Issuance of common stock to parent at inception, February 20, 2002 (Note 1)	—	$—	11,191,768	$—	$—	$—	$—	$—
Sale of common stock, net of offering costs of $3,629	—	—	236,193	1,143	300,328	—	—	301,471
Net loss	—	—	—	—	—	—	(151,577)	(151,577)
BALANCES, December 31, 2002	—	—	11,427,961	1,143	300,328	—	(151,577)	(149,894)
Net loss	—	—	—	—	—	—	(218,037)	(218,037)
BALANCES, December 31, 2003	—	—	11,427,961	1,143	300,328	—	(369,614)	(68,143)
Net loss	—	—	—	—	—	—	(825,711)	(825,711)
BALANCES, December 31, 2004	—	—	11,427,961	1,143	300,328	—	(1,195,325)	(893,854)
Issuance of Preferred Stock to Osmotics	1,000,000	4,000,000	—	—	—	—	—	4,000,000
Discount on Preferred Stock issued to Osmotics	—	(4,000,000)	—	—	—	—	—	(4,000,000)
Issuance of Note Payable to Osmotics	—	—	—	—	(300,555)	—	—	(300,555)
Issuance of common stock for services	—	—	150,000	15	515,985	—	—	516,000
Compensation expense on stock option grants	—	—	—	—	63,660	(63,660)	—	—
Amortization of deferred compensation	—	—	—	—	—	10,689	—	10,689
Business acquisition (Note 1)	—	—	970,658	97	9,627,890	—	—	9,627,987
Sale of common stock and warrants	—	—	75,000	7	149,993	—	—	150,000
Conversion of debentures and accrued interest	—	—	2,298,259	230	2,298,029	—	—	2,298,259
Issuance of stock options for services	—	—	—	—	156,700	—	—	156,700
Preferred stock dividends	—	—	—	—	(225,161)	—	—	(225,161)
Net loss	—	—	—	—	—	—	(12,575,143)	(12,575,143)

BALANCES, December 31, 2005	1,000,000	$—	14,921,878	$1,492	$12,586,869	$(52,971)	$(13,770,468)	$(1,235,078)

The accompanying notes are an integral part of these financial statements.

CERAGENIX PHARMACEUTICALS, INC.
(a development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

(1)                                           BUSINESS AND OVERVIEW

Ceragenix Pharmaceuticals, Inc., formerly OnSource Corporation, (“we,” “our,” “us,” or the “Company”) is an emerging biopharmaceutical company focused on infectious disease and dermatology. On May 10, 2005, we merged with Ceragenix Corporation (formerly known as Osmotics Pharma, Inc.) a privately held pharmaceutical company, whereby we acquired 100% of the outstanding stock of Ceragenix Corporation (the “Merger”). As consideration for the Merger, we issued to the shareholders of Ceragenix Corporation 11,427,961 shares of common stock, 1,000,000 shares of Series A Preferred Stock, warrants to acquire 1,079,472 shares of common stock at $2.18 per share and options to acquire 2,714,750 shares of common stock at $1.00 per share. The common shares issued represented approximately 92% of our issued and outstanding common stock on the date of the Merger. Osmotics Corporation (“Osmotics”), a privately held cosmeceutical company, owned approximately 98% of Ceragenix Corporation’s common stock and, accordingly, became our largest shareholder. Additionally, the officers of Ceragenix Corporation became the officers of the Company. As a result of this change in control, the Merger was accounted for as a reverse acquisition. For accounting purposes, the acquisition has been treated as an acquisition of OnSource Corporation (“OnSource”) by Ceragenix Corporation (the accounting acquirer) and a recapitalization of Ceragenix Corporation. The historical financial statements prior to May 2005 are those of Ceragenix Corporation. Further, we changed our fiscal yearend from June 30 to December 31 to conform with Ceragenix Corporation’s yearend. For financial reporting purposes, we have used May 1, 2005 as the effective date of the Merger.

Since its inception in February 2002, Ceragenix Corporation’s principal activities have involved raising capital, identifying and licensing technology, researching applications for the licensed technology, testing the licensed technology, and recruiting management and board members. For accounting purposes, we are classified as a development stage company in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” Until the time of the Merger, OnSource had been in the gaming business, primarily focused on the sale of bingo supplies in Alaska. We subsequently sold this business (Note 5).

The acquisition cost was measured at the fair value of OnSource and consisted of the following:

Fair value of OnSource’s outstanding common stock	$883,299	(1)
Fair value of OnSource’s outstanding warrants	8,744,688	(2)
Fair value of OnSource’s equity instruments	9,627,987
Relief of Ceragenix payable to OnSource	(925,000	)(3)
Transaction costs incurred	72,760
Total acquisition cost	$8,775,747

(1)                                                          To calculate the fair market value, we multiplied the number of outstanding shares prior to consummating the Merger of 970,658 by the closing price of our common stock the day prior to the public announcement of the letter of intent between the Company and Ceragenix Corporation.

(2)                                                          The warrants were recorded at fair value using the Black Scholes pricing model.

(3)                                                          Advances from OnSource to Ceragenix prior to the Merger.

In accordance with SFAS No. 141, “Business Combinations”, we recorded the assets and liabilities of OnSource at their estimated fair market values with the excess of purchase price over the fair market value of OnSource’s net assets recorded as goodwill. The purchase price of $8,775,747 was allocated as follows:

Cash	$1,148,091
Other current assets	979,327
Furniture, fixtures and equipment	89,038
Current liabilities	(1,171,850)
Long-term liabilities	(1,478,618)
Goodwill	9,209,759
$8,775,747

(2) MANAGEMENT’S PLANS AND BASIS OF PRESENTATION

Management’s Plans

Since its inception in February 2002, Ceragenix Corporation has not generated revenue and has incurred net losses. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from Osmotics, and proceeds from the sale of convertible debt securities, to fund its operations.

As of December 31, 2005, we had cash and cash equivalents of approximately $2.5 million. Management believes this existing cash on hand in combination with $1,199,949 in proceeds received subsequent to yearend from the exercise of warrants will be sufficient to fund our planned activities through at least December 31, 2006. In addition, we hope to raise between $8 million and $15 million which management believes will be sufficient to finance our planned activities for at least through 2007. The form of the financing may include the sale of additional common or preferred stock or the sale of convertible debt. The terms of such a financing could result in significant dilution to our current stockholders. There currently exist no agreements, commitments or arrangements for any financing, and there is no assurance that we will be successful in raising this additional capital. In the event that we are unsuccessful in raising additional capital in a timely manner, it could have a material adverse affect on the Company’s liquidity, financial condition and business prospects.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ceragenix Corporation for all periods presented and those of Global Alaska Industries, Inc. (“GAI”) and Alaska Bingo Supply, Inc. (“ABSI”) (collectively the “Bingo Business”) from May 1, 2005 through the September 30, 2005 disposition date (Note 5). All inter-company accounts and transactions have been eliminated in consolidation.

Allocation of Prior Period Expenses

Prior to the Merger, Ceragenix Corporation was a subsidiary of Osmotics. During 2004 and prior, many operating expenses of Ceragenix Corporation were incurred and paid by Osmotics. In accordance with Staff Accounting Bulletin 55, these financial statements reflect all of the costs associated with the operations of Ceragenix Corporation. While certain costs incurred by Osmotics are directly attributable to Ceragenix Corporation, other costs were shared between the two organizations. In situations where the costs were shared, expense has been allocated between Osmotics and Ceragenix Corporation. Set forth below are the categories of shared expenses that management allocated along with the methodologies used by management in preparing the allocations. Management believes that the methodologies used are reasonable.

Expense Category	Allocation Methodology

Salaries, taxes and benefits	Estimated time spent on Ceragenix Corporation activities

Rent and occupancy	Number of employees and space used

UC Agreement (Note 11)	50% of the related costs

Other general and administrative	Fixed charge per month or percentage of salary allocation

(3)                                           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all cash and investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

We state property and equipment at cost less accumulated depreciation. We calculate depreciation using the straight-line method over the estimated useful lives of the assets of three years. A detail of property and equipment is set forth below:

Computers	$4,489
Accumulated depreciation	(873)
$3,616

Long-Lived Assets

In connection with the Merger, we recorded $9,209,759 of goodwill. We account for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires that goodwill shall not be amortized but rather tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events as defined by SFAS No. 142. An impairment occurs when the carrying value of goodwill exceeds its estimated fair value. Fair value can be determined based on discounted cash flows, comparable values or valuations of other similar businesses.

In connection with our decision to dispose of the Bingo Business in June 2005, we evaluated the goodwill associated with that reporting unit for impairment. Based on that analysis, management concluded that the carrying value of the goodwill exceeded the fair value of the Bingo Business. Management reached this conclusion based on the anticipated undiscounted future cash flows of the Bingo Business. Management estimated the fair value of the Bingo Business at June 30, 2005 to be approximately equal to the net liabilities (liabilities less assets) of the business. Accordingly, we recorded an impairment loss of $7,732,968 to reduce goodwill to its estimated fair value at that date which is included in Discontinued Operations on the accompanying consolidated statements of operations. See Note 5 for further discussion.

Beneficial Conversion Feature of Debt

In accordance with Emerging Issues Task Force (“EITF”) No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”), and EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”), we recognize the value of conversion rights attached to convertible debt instruments. These rights give the holders the ability to convert the debt instruments into shares of common stock at a price per share that was less than the trading price to the public on the day the loan was made to the Company. The beneficial value is calculated based on the market price of the stock at the commitment date in excess of the conversion rate of the debt and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized and recorded as interest expense over the remaining outstanding period of the related debt.

Derivatives

We follow the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133”) along with related interpretations EITF No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”) and EITF No. 05-2 “The Meaning of ‘Conventional

Convertible Debt Instrument’ in Issue No. 00-19” (“EITF 05-2”). SFAS No. 133 requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the Balance Sheet as either an asset or liability measured at its fair value, with changes in the derivative’s fair value recognized currently in earnings unless specific hedge accounting criteria are met. We value these derivative securities under the fair value method at the end of each reporting period (quarter), and their value is marked to market at the end of each reporting period with the gain or loss recognition recorded against earnings. We continue to revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. We utilize the Black-Scholes option-pricing model to determine fair value. Key assumptions of the Black-Scholes option-pricing model include applicable volatility rates, risk-free interest rates and the instrument’s expected remaining life. These assumptions require significant management judgment.

We have three classes of securities that contain embedded derivatives. For a further description of these securities, see Note 8. At December 31, 2005, the fair value of the derivative liabilities associated with these securities, using the Black-Scholes option-pricing model, was as follows:

Convertible Notes	$1,639,024
Convertible Note Warrants	1,162,146
Placement and Finder Warrants	236,175
$3,037,345

For the year ended December 31, 2005, we recorded gains of $243,980 related to marking to market the fair values of the derivative liabilities. There were no securities meeting the definition of a derivative outstanding during 2004.

Income Taxes

We account for income taxes under the provisions of SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Gross deferred tax assets then may be reduced by a valuation allowance for amounts that do not satisfy the realization criteria of SFAS No. 109.

Stock-Based Compensation

As more fully described in Note 9, we had 3,388,750 stock options outstanding at December 31, 2005. For stock options granted to employees, we have elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for our employee stock options including SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosures”. Under APB 25, because the exercise price of our employee stock options was equal to the market price of the underlying stock on the grant date, no compensation expense was recognized. SFAS No. 123, “Accounting and Disclosure of Stock-Based Compensation” (“SFAS No. 123”), establishes an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. We elected not to adopt SFAS No. 123.

Pro forma information regarding net loss and loss per share is required by SFAS No. 123 and has been calculated as if we had accounted for our employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated as of the grant dates using the Black-Scholes option-pricing model with the following assumptions:

Volatility	166%
Dividend yield	0%
Risk-free interest rate	2.1%
Expected life (years)	4.8

The following table illustrates the effect on loss attributable to common shareholders and loss per common share for the year ended December 31, 2005, if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation. There were no outstanding stock options during 2004:

Loss attributable to common stockholders, as reported	$(12,800,304)
Deduct: Fair value of stock-based employee compensation awards	(3,432,250)
Pro forma loss attributable to common stockholders	$(16,232,554)

Basic and diluted loss per share-as reported	$(1.06)
Basic and diluted loss per share-pro forma	$(1.35)

For options granted to non-employees, we have recorded compensation expense in accordance with SFAS No. 123. Under SFAS No. 123, we are required to record as compensation expense the fair value of the stock options on the date of grant. We utilize the Black-Scholes option pricing model to determine fair value of options granted to non-employees.

Earnings (Loss) Per Share

Earnings (loss) per share are calculated in accordance with the provisions of SFAS No. 128 “Earnings Per Share” (“SFAS No. 128”). Under SFAS No. 128, basis earnings (loss) per share are computed by dividing the Company’s income (loss) attributable to common shareholders by the weighted average number of common shares outstanding. The impact of any potentially dilutive securities is excluded. Diluted earnings per share are computed by dividing the Company’s income (loss) attributable to common shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended December 31, 2005 and 2004, the basic and diluted loss per share is the same as the impact of potential dilutive common shares is anti-dilutive. The historic stockholders’ equity and weighted average number of shares of the Company have been restated for all periods presented to reflect the impact of the reverse acquisition.

Warrants, options and convertible debt excluded from the calculation of diluted loss per share are as follows:

	Years ended December 31,
	2005	2004

Warrants	4,733,908	—
Options	3,388,750	—
Convertible debt	1,610,976	—
Preferred stock	1,000,000	—

Segment Information

During 2005, we operated in two business segments, Pharmaceuticals and Gaming Supplies, as determined in accordance with SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”. The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performances. All of our operations are located in the United States of America.

As further described in Note 5, during 2005 we disposed of our gaming supplies business segment. A summary of the balance sheet accounts and operating results of that segment is included in Note 5. As of December 31, 2005, we operated in only the pharmaceutical segment. With the exception of Discontinued Operations, all reported operating results on the accompanying consolidated statements of operations are those of the pharmaceutical segment.

Comprehensive Income

SFAS No. 130 “Reporting Comprehensive Income” establishes standards for reporting and display of comprehensive income, its components, and accumulated balances. For the years ended December 31, 2005 and 2004, there were no differences between net loss and comprehensive loss.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and accounts payable approximate their carrying amounts due to the short term maturities of these instruments. The convertible notes and derivative liabilities have been stated at fair value using the Black-Scholes option-pricing model. It is not practicable to estimate the fair value of the Note Payable-Osmotics due to the related party nature of the underlying transactions.

Anticipated Revenue Recognition

While we have not recognized revenue to date, we anticipate generating revenue from product sales and licensing agreements;

Product sales – We will recognize revenue from product sales when there is persuasive evidence that an arrangement exists, when title has passed, the price is fixed or determinable, and we are reasonably assured of collecting the resulting receivable. We will recognize product revenues net of revenue reserves which consist of allowances for discounts, returns, rebates and chargebacks.

License agreements – We will collect royalties under third-party license agreements based on their sales. We will recognize royalties either in the quarter in which we receive the royalty payment from the licensee or in the quarter in which we can reasonably estimate the royalty. We will recognize non-refundable up-front license fees over the life of the license agreement. We will recognize non-refundable milestone payments as earned based on the performance requirements of the contract.

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:

	Years ended December 31,
	2005	2004
Interest	$1,712	$—
Income taxes	$—	$—

Supplemental disclosures of noncash investing and financing activities:

	Years ended December 31,
	2005	2004

Conversion of accrued interest to common stock	$89,759	$—
Conversion of debt to common stock	2,208,500	—
Acquisition of licensed technology in exchange for long-term obligation	—	269,548

In addition, in the fourth quarter of 2005, we determined to separately disclose the operating, investing and financing portions of the cash flows attributable to our discontinued operations, which in previous quarters of 2005 were reported on a combined basis as a single amount.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Stock-based payments include grants of employee stock options. SFAS 123R replaces SFAS No. 123, and supersedes APB Opinion No. 25. SFAS 123R requires companies to recognize all stock-based payments to employees in the financial statements based on their fair values. SFAS 123R is effective for all interim or annual periods that begin after December 15, 2005. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. We are required to adopt SFAS 123R in our first quarter of fiscal 2006, beginning January 1, 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption plans.

Under the retroactive options, we may restate prior periods either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that we record compensation expense for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive method would record compensation expense for all unvested stock options and restricted stock beginning with the first period presented. We expect to utilize the prospective method of adoption. Further, we believe that the requirements of SFAS 123R will have a material impact on our results of operations and earnings per share.

(4)                                           DETAIL OF CERTAIN ACCOUNTS

Set forth below is detail of certain accounts as of and for the two years ended December 31, 2005:

Prepaid expenses and other

Prepaid investor relations	$118,125
Prepaid license fees	28,334
Prepaid insurance	25,020
Other	3,201
$174,680

Accounts payable and accrued liabilities

Trade accounts payable	$130,237
Accrued clinical testing	40,001
Accrued professional fees	49,946
Accrued interest	33,256
Accrued vacation	27,614
Accrued bonus	25,000
Insurance financing note	13,275
Accrued travel and entertainment	9,500
Other	7,201
$336,030

Interest expense, net

	2005	2004
Amortization of debt discount	$1,972,712	$—
Amortization of debt placement costs	466,555	—
Imputed interest on Promissory Note – Osmotics	120,000	—
Imputed interest on Licensed Technology Obligation	27,324	18,222
Interest expense – convertible debentures	75,175	—
Interest expense – convertible notes	29,297	—
Other	2,424	—
Interest income	(6,160)	—
	$2,687,327	$18,222

(5)                                           DISPOSITION OF THE BINGO BUSINESS

On June 23, 2005, our Board of Directors (the “Board”) authorized management to sell the assets of the Bingo Business. The Board concluded that operating two unrelated businesses was confusing to shareholders, analysts and potential investors and such confusion was detrimental to the Company’s ability to raise additional capital, create an active trading market for our common stock and increasing shareholder value. The Board determined that the future prospects of the pharmaceutical business represented a better opportunity than those of the Bingo Business.

At the time of the Merger in May 2005, it had been management’s plan to gain a better understanding of the Bingo Business and hopefully improve its operations to allow it to generate cash flow to help fund the pharmaceutical business. While we had received advice that operating in two separate and unrelated businesses could be confusing to shareholders, investors and analysts, as long as we received clearance from the FDA for our first planned product (EpiCeram®) in the near future, it would be an issue that could be overcome.

In June 2005, after an ongoing dialog with the FDA, we were advised by our outside counsel that EpiCeram® would likely have to be modified in order to receive marketing clearance. At the time, we were in the process of raising additional capital and we realized that this news would make consummating a transaction more difficult. Subsequently, our investment banker expressed a lack of confidence in being able to complete a transaction on terms agreeable to us. As a result, we determined that in order to raise additional capital we would have to make the Company as attractive as possible to outside investors. Accordingly, on June 23, 2005, we determined that selling the Bingo Business was a step in this direction.

In connection with our decision to sell the Bingo Business, management determined that the carrying value of the goodwill resulting from the Merger was in excess of the fair value of the Bingo Business. Management reached this conclusion based on the current and anticipated undiscounted future cash flows of the Bingo Business. Management estimated the fair value of the Bingo Business at June 30, 2005 to be approximately equal to the net liabilities (liabilities less assets) of the business. Accordingly, during the three months ended June 30, 2005, we recorded an impairment loss of $7,732,968 to reduce goodwill to its estimated fair value at that date which is included in discontinued operations on the accompanying consolidated statements of operations.

In September 2005, we entered into an agreement (the “Purchase Agreement”) to sell 100% of our ownership in GAI to an unaffiliated third party (controlled by two Company shareholders who collectively own less than 5% of the Company’s common stock). The transaction has been approved by the Board and the Company’s majority shareholder and the only remaining condition to close the transaction is the distribution of an Information Statement to the remainder of the Company’s shareholders. The Purchase Agreement sets the effective date of the transaction as September 30, 2005. On September 30, 2005, we gave operating control to the purchaser and we maintain no continuing involvement in the business. Further, the purchaser legally assumed all debt of GAI and we have made no guarantees related to the transaction. As a result, all risks of business operations transferred to the buyers on September 30, 2005. Accordingly, we ceased consolidating the financial results of the Bingo Business effective September 30, 2005. We expect to close on the transaction by April 2006.

Pursuant to the Purchase Agreement, the purchaser acquired all of the operating assets of the Bingo Business in exchange for $100 and the assumption of all of the Bingo Business’s liabilities resulting in a loss on disposal of $28,493 as follows:

Sales price	$100

Liabilities assigned to purchaser:
Accounts payable and accrued liabilities	542,593
Note payable	1,537,779
2,080,472

Assets sold:
Cash	(53,613)
Accounts receivable	(277,828)
Inventory	(200,650)
Property and equipment	(81,025)
Other	(14,058)

Net liabilities assigned	1,453,298

Less:
Goodwill	(1,476,791)
Selling costs	(5,000)
Loss on disposal	$(28,493)

The operating results of the Bingo Business, which are reflected as “Discontinued Operations” on the accompanying consolidated statements of operations, were as follows for the year ended December 31, 2005*.

Revenue	$1,020,421
Cost of revenue	(567,115)
Operating expenses	(409,115)
Other, net	20,181
Impairment loss on goodwill	(7,732,968)
Loss from operations	(7,668,596)

Loss on disposal	(28,493)
$(7,697,089)

*The period from the Merger (May 1, 2005) through September 30, 2005.

(6)                                           LICENSED TECHNOLOGY OBLIGATION

In May 2004, we entered into a license agreement with Brigham Young University (the “BYU License”) (see Note 11) under which we acquired the exclusive rights to certain patents owned by BYU. The BYU License calls for us to make a one time payment of $269,548 to BYU within 60 days from the Company receiving proceeds under a sublicense agreement but in no event later than May 1, 2006. We have reflected this obligation on the accompanying consolidated balance sheet as a current liability called Licensed Technology Obligation and recorded a corresponding long-term asset called Licensed Technology Costs.

As the Licensed Technology Obligation represents an obligation originally payable in a period greater than one year, and does not bear interest, we have discounted the obligation to its net present value. Management determined a discount rate of 12% to be a reasonable cost of capital for the Company. As a result, we recorded the obligation at $214,882. The Licensed Technology Costs were being amortized over the estimated useful life of ten years. The accompanying consolidated statements of operations reflect amortization expense of $21,475 and $14,325 for the years ended December 31, 2005 and 2004, respectively, which is included in Licensing Fees, and imputed interest expense of $27,324 and $18,222 for years ended December 31, 2005 and 2004, respectively.

During the fourth quarter of 2005, we determined that the amount that had been previously capitalized as Licensed Technology Costs should have been expensed as a period cost. Management evaluated this matter in the context of Staff Accounting Bulletin No. 99 – “Materiality” and determined that the error was not material to previously issued financial statements. As a result, we recorded an adjustment of 179,082 to expense the unamortized balance of the Licensed Technology Costs which is included as a component of Licensing Fees in the accompanying consolidated statements of operations.

(7)                                           PROMISSORY NOTE – OSMOTICS

In January 2005, we issued to Osmotics a promissory note (the “Promissory Note”). The Promissory Note had a face amount of $1.2 million, was unsecured, did not bear interest, and was payable in monthly installments of $120,000 to $150,000 with the actual amount to be determined by our management. The Promissory Note was payable in full no later than December 31, 2005. As the Promissory Note did not bear interest, we recorded the Promissory Note at a discount, using a discount rate of 12% which management believed to be a reasonable cost of capital for the Company. Accordingly, we recorded a discount of $120,000 which was amortized on a straight-line basis over a 10-month period.

During 2005, we did not make all payments as scheduled. As a result, at December 31, 2005, there was an outstanding balance under the Promissory Note of $241,170. In December 2005, Osmotics agreed to amend the terms of the Promissory Note. Under the amended agreement, the outstanding principal balance shall be paid from time to time in amounts as requested by Osmotics and the balance must be paid in full by December 31, 2006. Additionally, an interest rate of 6% will accrue on the outstanding principal balance which shall be paid with the last principal payment.

The Promissory Note was issued as consideration for an agreement to transfer certain licensed technology rights (the “Technology Transfer Agreement”) as well as for repayment of $779,445 in net advances previously made by Osmotics to Ceragenix Corporation. As the Technology Transfer Agreement represented a transaction between entities under common control, we recorded the licensed technology at $0 which was Osmotics’ historical carrying value of the technology. We have recorded the difference between the original discounted value of the Promissory Note and the outstanding advance balance of $300,555 as a reduction to additional paid in capital.

(8)                                           CONVERTIBLE DEBT

Convertible Notes

In November 2005, we sold in a private transaction an aggregate of $3.2 million of promissory notes convertible into shares of our common stock at a conversion price equal to $2.05 per share (the “Convertible Notes”). The Convertible Notes accrue interest at the rate of 10% per annum payable quarterly. The Convertible Notes are repayable, principal and outstanding accrued interest, on November 28, 2007. We can force the conversion of the Convertible Notes in the event that we have registered the common shares underlying the Convertible Notes and the closing bid price of our common stock has equaled or exceeded $4.10 for 20 consecutive trading days. However, the Convertible Notes contain a provision that prohibits a holder from converting the note if such conversion would result in the holder owning more than 4.99% of our outstanding common stock at the time of such conversion. The conversion price of the Convertible Notes may be adjusted downward in the event that either a “default” or “milestone default” (both defined in the agreements) were to occur. However, in order for an adjustment to take place to the conversion price, both a default would have to occur and the volume weighted average price of our common stock for the five days preceding the default would have to be less than the stated conversion price. Our obligation to repay the Convertible Notes is secured by a first lien security interest on all of our tangible and intangible assets.

Events of default include failure to pay principal or interest in a timely manner, a breach of a material covenant not cured within 10 days of written notice, a breach of any material representations and warranties, the appointment of a receiver or trustee for a substantial part of our property or business without prior written consent, a money judgment filed against us in excess of $75,000, bankruptcy, a delisting of our common stock, or a stop trade action by the SEC that lasts for more than five consecutive days. Additionally, in the event that the SEC fails to declare effective a registration statement registering the underlying common shares by March 28, 2006, we will be required to pay the holders liquidated damages equal to 2% of the Convertible Notes ($64,000) each 30 day period the shares remain unregistered.

In addition, investors received warrants exercisable to purchase an aggregate of 780,488 shares of our common stock at an exercise price of $2.255 per share (the “Convertible Note Warrants”). We also issued to a placement agent and finder, warrants exercisable to purchase an aggregate of 156,098 shares of common stock at an exercise price of $2.05 per share (the “Placement and Finder Warrants”) and paid them cash commissions of $320,000.

Per the guidance of EITF No. 00-19 and EITF No. 05-2, the anti-dilution features of the Convertible Notes did not meet the definition of “standard” anti-dilution features. Therefore, the conversion feature of the Convertible Notes was considered an embedded derivative in accordance with SFAS No. 133. Accordingly, we bifurcated the derivative from the Convertible Notes (host contract) and recorded the liability at its fair value of $1,792,000 with a corresponding entry to debt discount. The fair value of the derivative liability was determined using the Black-Scholes option pricing model. The debt discount is reflected as a reduction to the Convertible Notes on the accompanying consolidated balance sheet. The debt discount is being amortized on a straight line basis over the two year life of the Convertible Notes. For the year ended December 31, 2005, we amortized $79,644 of debt discount which is included in Interest Expense in the accompanying consolidated statements of operations.

The Convertible Note Warrants provide for a “cashless exercise” at the option of the holder. Per the guidance of EITF No. 00-19, this conversion feature meets the definition of a derivative. Accordingly, we bifurcated the derivative from the Convertible Note Warrants (host contract) and recorded the liability at its fair value of $1,237,073 with a corresponding entry to debt discount. The Convertible Note Warrants were valued using the Black-Scholes option pricing model. The debt discount is being amortized on a straight line basis over the two year life of the Convertible Notes. For the year ended December 31, 2005, we amortized $54,981 of debt discount associated with the Convertible Note Warrants which is included in Interest Expense in the accompanying consolidated statements of operations.

The Placement and Finder Warrants also contain a cashless exercise provision. Accordingly, they meet the definition of a derivative. We recorded a derivative liability at its fair value of $252,254 with a corresponding entry to debt offering costs. The Placement and Finder Warrants were valued using the Black-Scholes option pricing model. We also recorded the cash compensation paid to the placement agent and finder as a debt offering cost. The debt offering costs, which also include legal and related expenses of $37,833, are being amortized on a straight line basis over the two year life of the Convertible Notes. For the year ended December 31, 2005, we amortized $27,115 of debt offering costs which is included in Interest Expense in the accompanying consolidated statements of operations.

Convertible Debentures

In April 2005, we completed the sale of convertible debentures (the “Debentures”) receiving gross proceeds of $2,208,500. Each Debenture accrued interest at the rate of 6% per annum and was due and payable in full, principal and interest, on December 31, 2005 (the “Maturity Date”). The Debentures were convertible into shares of our common stock at a conversion price of $1.00 per share. The Debentures were mandatorily convertible in the event that a registration statement underlying the common shares was declared effective by the Securities and Exchange Commission and the closing price of our common stock exceeded $2.00 per share for 10 consecutive trading days. In November 2005 we met the mandatory conversion requirements and accordingly, issued 2,201,554 shares of common stock representing the conversion of $2,113,500 in outstanding debentures and $88,054 in accrued interest. This was in addition to 96,705 shares that had previously been issued for the prior conversion of $95,000 in Debentures and $1,705 in accrued interest.

In addition, for every $2.00 in Debentures sold in the offering, each investor received one warrant exercisable for three years to purchase one additional share of common stock at a purchase price of $2.00 per share and an additional warrant exercisable for three years to purchase one additional share of common stock at a purchase price of $4.00 per share (the “Debenture Warrants”). The Debenture Warrants are redeemable by us for $.01 per warrant in the event that a registration statement underlying the common shares is declared effective by the Securities and Exchange Commission and the closing price of the common stock has exceeded 137.5% of the exercise price of the warrant for 10 consecutive trading days.

In accordance with EITF No. 98-5 and EITF No. 00-27, we are required to recognize the value of conversion rights attached to the Debentures. These rights gave the holders the ability to convert the Debentures into shares of common stock at a price per share of $1.00 per share which was less than the trading price to the public on the dates the Debentures were purchased (such prices ranged from $2.26 to $3.80 per share). For accounting purposes, we allocated $906,466 to the value of the Debenture Warrants and $1,302,034 to the value of the beneficial conversion features of the Debentures based on their relative fair values. The Debenture Warrants were valued using the Black-Scholes option pricing model while the beneficial conversion feature was calculated based on the intrinsic value. The total allocation of $2,208,500 was recorded as a debt discount. In connection with the Merger, the Company determined that the debt discount was stated at fair market value and accordingly, recorded the unamortized discount as part of the purchase price allocation. The debt discount was amortized as interest expense over the life of the Debentures. During the year ended December 31, 2005, we amortized $1,838,087 of debt discount to interest expense in the accompanying consolidated statements of operations.

In connection with the sale of the Debentures, we paid fees to persons who served as placement agents consisting of a cash fee of 10% of the aggregate amount of Debentures sold by such placement agent, and warrants exercisable to purchase 10% of the number of shares of common stock underlying the Debentures sold by them (the “Placement Warrants”). The Placement Warrants are exercisable for three years and entitle the holder to purchase shares of common stock at an exercise price of $1.20 per share. We paid to placement agents an aggregate of $134,350 in cash commissions and issued an aggregate of 134,350 Placement Warrants.

The Placement Warrants were valued by us using the Black-Scholes option pricing model resulting in a valuation of $464,851 and were recorded as a debt offering cost. The cash commissions were also recorded as debt offering costs. The debt offering were amortized over the life of the Debentures. For the year ended December 31, 2005, we recorded $439,440 of amortization expense related to placement agent compensation. The amortization is reflected as interest expense on the accompanying consolidated statements of operations.

In December 2004, the Bingo Business issued a $50,000 convertible debenture to its outside counsel as payment for previous services rendered. This obligation was assumed by us in the Merger. This debenture bears interest at an annual rate of 6%, converts into shares of our common stock at $1.00 per share and is due June 30, 2006. The conversion price of this debenture was equivalent to the fair market value of our common stock on the date of issuance.

(9)                                           STOCKHOLDERS’ EQUITY

Preferred Stock

Our articles of incorporation authorizes the Board of Directors to issue up to 5.0 million shares of Preferred Stock and allows the Board to determine preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and other terms and conditions.

As described in Note 1 above, in connection with the Merger, the Board of Directors authorized the issuance of 1.0 million shares of Series A Preferred Stock (the “Preferred Stock”) to Osmotics. The issuance of the Preferred Stock was in exchange for identical shares of preferred stock issued by Ceragenix Corporation to Osmotics in January 2005. The Preferred Stock has a stated value of $4.00 per share and accrues dividends at a rate of 6% per annum. The Preferred Stock is convertible into 1.0 million shares of the Company’s common stock at the option of the holder subject to certain conditions. The Preferred Stock automatically converts into common stock on May 10, 2008. The dividends are payable on each one year anniversary date from the date of grant, however, the first dividend payment is payable upon the Company raising at least $5.0 million in gross equity proceeds (which includes proceeds from the exercise of warrants) (the “First Dividend”). The First Dividend payment shall be in an amount equal to the sum of (i) all dividends accrued and unpaid to the date of payment, plus (ii) a dividend prepayment in an amount equal to all dividends that shall accrue during the twelve month period following the date of payment. The First Dividend is payable in cash while all subsequent dividends are payable in either cash or stock at our option. For the year ended December 31, 2005, we recorded $ $225,161 of accrued preferred stock dividends. As of December 31, 2005, we had raised $3,350,000 in cumulative funding since issuing the Series A Preferred Stock. In the event that we raise at least $1,650,000 during 2006, we will be required to make the First Dividend payment.

The original issuance of preferred stock by Ceragenix Corporation to Osmotics was consideration for the Technology Transfer Agreement. As noted above, the Technology Transfer Agreement was a transaction between entities under common control, and accordingly, Ceragenix Corporation recorded the technology at $0 which was Osmotics’ historical carrying value. In connection with the Merger recapitalization, we utilized Ceragenix Corporation’s historical carrying value of the preferred stock. As a result, the Company recorded a discount on the issuance of the Preferred Stock of $4,000,000.

Common Stock

In April 2005, we entered into an agreement with an investor relations firm (the “IR Firm”) whereby the IR Firm could earn up to 200,000 shares of our common stock for rendering services over a 12 month period. We terminated this agreement effective June 30, 2005. In accordance with the agreement, we issued 50,000 shares of common stock to the IR Firm which is included in selling, general and administrative expense for the year ended December 31, 2005. We valued these shares at $187,500 which represents the number of shares issued multiplied by the closing price of the Company’s common stock on the date of the agreement.

In June 2005, we entered into an agreement with another investor relations firm to provide certain services over a six month period. Under the terms of this agreement, we issued 50,000 shares of common stock as consideration for the services. We valued these shares at $171,000 which represents the closing price of the Company’s common stock on the date of the agreement multiplied by the number of shares issued. We amortized an amount equal to the value of these shares to selling, general and administrative expense over the life of the agreement. The agreement expired in December 2005.

In August 2005, we entered into an agreement with an additional investor relations firm to provide certain services over a 12-month period. Under the terms of this agreement, we issued 50,000 shares of common stock as consideration for the services. We valued these shares at $157,500 which represents the closing price of the Company’s common stock on the date of the agreement multiplied by the number of shares issued. We recorded a prepaid expense equal to the value of these shares which is being amortized to selling, general and administrative expense over the life of the agreement. During the year ended December 31, 2005, we amortized $65,625 related to this agreement.

In July 2005, we sold 75,000 shares of common stock and three year warrants to acquire 75,000 shares of the Company’s common stock at $2.00 per share for $150,000 to an individual investor.

Stock Options

In connection with the Merger, we issued options to acquire 2,714,750 shares of common stock at $1.00 per share to the Ceragenix Corporation option holders who held identical options in Ceragenix Corporation. The $1.00 exercise price was the fair market value of the Ceragenix Corporation common shares on the date of grant. Additionally, in June 2005, we issued options to new outside directors and a new officer of the Company to acquire 544,000 shares of common stock at $3.80 per share which was the fair market value on the date of grant. Furthermore, in June and July 2005, we issued options to scientific advisory board members to acquire 30,000 shares of common stock at prices ranging from $3.00 to $4.00 per share which was equal to or exceeded the fair market value on the dates of grant. We valued these grants at $63,660 using the Black-Scholes pricing model. We recorded the transactions as Deferred Compensation with an offset to Common Stock and Additional Paid in Capital. The Deferred Compensation is being amortized to Selling, General and Administrative expense over the three year vesting period of the options. For the year December 31, 2005, we amortized $10,689 of Deferred Compensation. In December 2005, we issued 100,000 stock options to a key scientific collaborator at an exercise price of $2.10 per share which was the fair market value on the date of grant. The options vested 100% upon grant. We valued this grant at $156,700 using the Black-Scholes pricing model. We recorded the transaction as testing and development expense with a corresponding increase to additional paid in capital. A summary of stock option activity is as follows for the year ended December 31, 2005:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price

Balance, December 31, 2004	—	—
Options granted	3,388,750	$1.50
Options exercised	—	—
Options canceled	—	—
Balance, December 31, 2005	3,388,750	$1.50

The following table summarizes information concerning outstanding and exercisable options at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$1.00	2,714,750	9.0	$1.00	2,714,750	$1.00
$1.01 - $2.05	100,000	9.9	$2.05	100,000	$2.05
$2.06 - $4.00	574,000	9.5	$3.78	294,000	$3.80

In December 2005, the disinterested directors approved accelerating the vesting of 294,000 stock options granted to our outside directors in order to avoid expense recognition during 2006. The exercise price of these options exceeded the fair market value of our stock on the date the acceleration was approved and accordingly, under APB No. 25, no accounting entry was recorded. If these options had not been accelerated, we would have recognized $435,982 of additional compensation expense during January 2006 through June 2006 under the provisions of SFAS No. 123R which was the remaining vesting period under the original term of the options.

(10)                                    INCOME TAXES

Income tax expense (benefit) consists of the following:

Years Ended December 31,
	2005	2004
Current tax expense (benefit)
Federal	$—	$—
State	—	—
Deferred tax expense (benefit)
Federal	—	—
State	—	—
	—	—
Income tax expense(benefit)	$—	$—

A reconciliation of the statutory Federal income tax rate to the income tax benefit is as follows for the year ended December 31, 2005:

Federal income tax rate	$(4,352,103)	34.00
State income taxes, net of Federal income tax effect	(175,364)	1.37
Increase in valuation allowance	657,675	(5.14)
Nondeductible expenses and other(including impairment loss on goodwill)	3,869,792	(30.23)
	$—	0.00

Deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities and are as follows as of December 31, 2005:

Deferred tax assets:
Net operating loss carry forwards	$967,977
Accrued liabilities	62,328
Total deferred tax assets	1,030,305

Deferred tax liabilities:	—
Net deferred tax assets before valuation allowance	1,030,305
Valuation allowance	(1,030,305)

Net deferred tax	$—

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss (“NOL”) and tax credit carryforwards if there has been a change of ownership as described in

Section 382 of the Internal Revenue Code. We have not prepared an analysis to determine if a change of ownership has occurred. Such a change of ownership may limit the utilization of our net operating losses.

As of December 31, 2005, we had a NOL carryforward of approximately $2.3 million for federal and state income tax purposes which is available to offset future taxable income, if any, through 2021. The ultimate realization of these assets is dependent upon the generation of future taxable income sufficient to offset the related deductions and loss carryforwards within the applicable carryforward period.

For the period from our inception through November 7, 2005, we were part of a consolidated tax group and accordingly, our operating results were included in the tax returns filed by Osmotics. We did not have any agreements in place governing the sharing of net operating losses. As a result, all net operating losses we generated during this period have accrued to the benefit of Osmotics.

(11)                                    COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

License and Technology Agreements

We have an exclusive license agreement with Brigham Young University (the “BYU License”). The BYU License requires an annual maintenance fee of $50,000 until commercial sales of the licensed technology commences, quarterly research and development support fees of $22,500, and earned royalty payments equal to 5% of adjusted gross sales (as defined in the agreement) on any product using the licensed technology. The earned royalty is subject to an annual minimum royalty for which payment shall commence during the first full calendar year following any governmental regulatory approval for a pharmaceutical use of the licensed technology. The minimum annual royalty in Year 1 is $100,000, in Year 2 $200,000 and in Year 3 and thereafter, $300,000. We are also obligated to reimburse BYU for any legal costs associated with patent protection and expansion. For the years ended December 31, 2005 and 2004, we were charged $9,133 and $28,286, respectively, for legal expenses which are reflected as general and administrative expense in the accompanying consolidated statements of operations. Finally, the BYU License, as amended, requires us to submit an Investigational New Drug Application (“IND”) to the U.S. Food and Drug Administration no later than May 1, 2007. Management estimates that the cost associated with filing an IND will be approximately $1,000,000. The term of the BYU license is for the life of the underlying patents which expire in 2022. We have not filed for regulatory approval to utilize the technology licensed under the BYU License.

We also have an exclusive license agreement with the Regents of the University of California (the “UC Agreement”). The UC Agreement requires an earned royalty of 5% of net sales as defined in the agreement. The earned royalty is subject to an annual minimum royalty of $50,000. The UC Agreement is for the life of the underlying patents which expire in 2014. In addition, the UC Agreement requires reimbursement for legal costs associated with patent protection and expansion. During the years ended December 31, 2005 and 2004, we were charged $12,041 and $5,531 respectively, for legal expense which is included in general and administrative expense in the accompanying consolidated statements of operations.

We obtained our rights to the UC Agreement pursuant to a Technology Transfer Agreement with Osmotics. Osmotics was the exclusive licensee under the UC Agreement until May 2005 at which time it assigned its rights to us. While the UC Agreement provides us with rights to all applications of the patents underlying the UC Agreement, pursuant to the Technology Transfer Agreement, we will only utilize the rights for developing and commercializing prescription products. Osmotics will retain the rights to develop and commercialize all nonprescription applications related to the UC Agreement. We intend to enter into a sub license agreement with Osmotics formally documenting these rights. The Company and Osmotics previously entered into a Noncompetition Agreement which stipulates how Osmotics may market any products being sold using the licensed technology under the UC Agreement. We anticipate that the sub license agreement will call for Osmotics to reimburse us for 50% of the annual minimum royalty and 100% of any earned royalties resulting from the sale of Osmotics products. Additionally, we expect that 50% of all legal expense reimbursements will be borne by Osmotics. For the year ended December 31, 2005, we charged Osmotics $6,020 for legal expense under the UC Agreement. We have recorded these charges to Osmotics as a reduction of legal expense on the accompanying consolidated statements of operations.

Shared Services Agreement

Given the early stage of our business, management has determined that it is more practical for us to utilize existing Osmotics’ resources rather than procure them on our own. Accordingly, in January 2005, the Company and Osmotics entered into a shared services agreement (the “Shared Services Agreement”) whereby Osmotics provides office space and other back office support for accounting, human resources, payroll, systems, and information technology. The charge for such services is $5,000 per month. This charge approximates what was allocated to us during the year ended December 31, 2004. The Shared Services Agreement originally expired on December 31, 2005 but was extended until December 31, 2006. The Shared Services Agreement also contemplates that Osmotics may ask certain of our officers to assist them with certain projects. In the event that our officers spend any time on the business of Osmotics, we charge Osmotics for the cost of these services which is offset against the monthly charge described above.

For the year ended December 31, 2005, we recorded $55,810, net, for charges pursuant to the Shared Services Agreement.

Additionally, in May 2005, we entered into an agreement with Osmotics requiring Osmotics to assist us with certain public relations efforts. The agreement was for a period of 60 days and a total cost of $5,000 plus any out of pocket expenses which is included in general and administrative expense on the accompanying consolidated statements of operations.

Litigation

From time to time, we may become party to litigation and other claims in the ordinary course of business. To the extent that such claims and litigation arise, management would provide for them if upon the advice of counsel, losses are determined to be both probable and estimable. We are currently not party to any litigation.

CERAGENIX PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION
(UNAUDITED)

CONTENTS

Condensed Consolidated Statements of Operations for the year ended December 31, 2005
Notes to unaudited pro forma condensed consolidated financial information

CERAGENIX PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is presented to give effect to the merger of Ceragenix Pharmaceuticals, Inc. (the “Company”) (f/k/a OnSource Corporation) and Ceragenix Corporation (“Ceragenix”)(f/k/a Osmotics Pharma, Inc.) on May 10, 2005 (the “Merger”) and the disposition of Global Alaska Industries, Inc., effective September 30, 2005 (the “Disposition”). The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 are based on the statements of operations of the Company included elsewhere in this filing. No unaudited pro forma condensed consolidated balance sheet has been presented as the Company’s most recent balance sheet (as of December 31, 2005) reflects the merger transaction.

On May 10, 2005, Ceragenix merged with and into the Company. In connection with the Merger, the Company exchanged 11,427,961 shares of its common stock and two year warrants toacquire 1,079,472 shares of the Company’s common stock at an exercise price of $2.18 per share for all of the outstanding common shares of Ceragenix. Additionally, the Company issued 1,000,000 shares of non redeemable, 6%, Series A Preferred Stock with a stated value of $4,000,000 and stock options to acquire 2,714,750 shares of the Company’s common stock at an exercise price of $1.00 in exchange for identical shares of preferred stock and stock options in Ceragenix. Furthermore, the Company assumed the remaining balance under a $1,200,000 promissory note payable by Ceragenix to its parent company, Osmotics Corporation.

The issuance of the common stock resulted in the Ceragenix shareholders owning approximately 92% of the voting securities of the Company immediately after the Merger. Additionally, the officers of Ceragenix have become the officers of the Company. As a result of this change in control, the Merger was accounted for as a reverse acquisition. For accounting purposes, the acquisition has been treated as an acquisition of OnSource Corporation by Ceragenix (the accounting acquirer) and a recapitalization of Ceragenix. Further, the Company changed its fiscal yearend from June 30 to December 31 to conform with Ceragenix’s yearend.

The pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the Merger set forth above had been effected on the dates indicated or of the results that may be obtained in the future.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 assume the Merger and Disposition had been consummated on January 1, 2005.

CERAGENIX PHARMACEUTICALS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005
(unaudited)

		Pro Forma Adjustments
	As reported	Debit		Credit		Pro Forma

Revenue	$—	$—		$—		$—
Operating expenses	2,434,707	142,625	(F)	—		2,577,332
Loss from operations	(2,434,707)	142,625		—		(2,577,332)

Other expense, net	(2,443,347)	370,413	(B)	—		(3,017,246)
		159,761	(C)
		43,725	(E)
Loss before discontinued operations	(4,878,054)	716,524		—		(5,594,578)

Discontinued operations	(7,697,089)	—		7,697,089	(D)	—

Net loss	(12,575,143)	716,524		7,697,089		(5,594,578)
Preferred stock dividends	(225,161)	14,839	(A)			(240,000)

Loss attributable to common shareholders	$(12,800,304)	$731,363		$7,697,089		$(5,834,578)

Weighted average shares outstanding – basic and diluted	12,060,591			364,329	(G)	12,424,920

Loss per common share – basic and diluted	$(1.06)					$(0.47)

CERAGENIX PHARMACEUTICALS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments were made based on the account balances on the effective date of the Merger and therefore, will differ from those reflected in the unaudited pro forma information. Management believes that the actual adjustments, in the aggregate, are not materially different from those herein.

On May 10, 2005, Ceragenix merged with and into the Company. In connection with the Merger, the Company exchanged 11,427,961 shares of its common stock and two year warrants toacquire 1,079,472 shares of the Company’s common stock at an exercise price of $2.18 per share for all of the outstanding common shares of Ceragenix. Additionally, the Company issued 1,000,000 shares of non redeemable, 6%, Series A Preferred Stock with a stated value of $4,000,000 and stock options to acquire 2,714,750 shares of the Company’s common stock at an exercise price of $1.00 in exchange for identical shares of preferred stock and stock options in Ceragenix. Furthermore, the Company assumed the remaining balance under a $1,200,000 promissory note payable by Ceragnix to its parent company, Osmotics Corporation.

In connection with the Merger, the Company sold $2,208,500 of convertible debentures (the “Debentures”). The Debentures are convertible into 2,208,500 shares of the Company’s common stock. Additionally, purchasers of the Debentures received 1,104,250 warrants to acquire the Company’s common stock at $2.00 per share and 1,104,250 warrants to acquire the Company’s common stock at $4.00 per share (collectively the “Debenture Warrants”). The Debentures were due December 31, 2005 and bore interest at an annual rate of 6%. On November 23, 2005, the Company satisfied the conditions for the automatic conversion of the Debentures into shares of common stock. Additionally, In September 2005, we entered into a definitive agreement to sell our ownership in Global Alaska Industries and Alaska Bingo Supply to Trans Alaska Holdings, Inc. (“Trans Alaska”), an unaffiliated third party (controlled by two of our shareholders who own less than 5% of the Company’s common stock). As a result of the agreement, Trans Alaska acquired all of the assets and assumed all of the liabilities of Alaska Bingo Supply. The effective date of the agreement is September 30, 2005 and Trans Alaska assumed operating responsibility as of that date.

PRO FORMA ADJUSTMENTS

(A).   To record accrued dividends on the Series A Preferred Stock for the entire period presented.

(B).   To amortize the debt discount associated with the Debentures. A discount of $2,208,500 was recorded upon sale of the Debentures related to the beneficial conversion feature of the debt and the Debenture Warrants. However, $370,413 of discount was amortized by OnSource prior to the Merger and accordingly is not reflected in the “as reported” results of the Company for the year ended December 31, 2005.

(C).   To amortize the debt offering costs associated with the sale of the Debentures. Offering costs of $599,201 were recorded related to the sale of the Debentures. However, $159,761 of debt offering costs was amortized by OnSource prior to the Merger and accordingly is not reflected in the “as reported” results of the Company for the year ended December 31, 2005.

(D).   To eliminate the operating results of the Company’s discontinued operations.

(E).     To record interest expense on the Debentures for the entire period presented.

(F).     To reflect the increase in salaries for certain officers that occurred subsequent to closing of the Merger.

(G).    To record the issuance of 970,658 shares of common stock to the OnSource shareholders. The related weighted average of these shares in the Company’s actual results of operations for the year ended December 31, 2005 was 606,329 shares. No other dilutive securities such as preferred stock, stock options and warrants were included in the fully diluted shares as the impact is antidilutive.